Exhibit 10.1

INVESTMENT AGREEMENT

between

STANDARD PACIFIC CORP.

and

MP CA HOMES LLC

Dated May 26, 2008

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TABLE OF CONTENTS

		Page
Section 11.14	Time of Essence	54
Section 11.15	Specific Performance	54

EXHIBITS

Exhibit A	Form of Senior Preferred Stock Certificate of Designations
Exhibit B	Form of Junior Preferred Stock Certificate of Designations
Exhibit C	Form of Warrant
Exhibit D	Form of Stockholders Agreement
Exhibit E	Form of New Charter
Exhibit F	Form of Amended and Restated Bylaws
Exhibit G	Form of Gibson Dunn Opinion
Exhibit H	Form of Bracewell & Giuliani Opinion
Exhibit I	Form of Fund Guarantee

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Investment Agreement, dated as of May 26, 2008, between;

(1)	MP CA Homes LLC, a Delaware limited liability company (the “Investor”), and

(2)	Standard Pacific Corp., a Delaware corporation (including its successors, the “Company”).

Capitalized terms used herein without definition are defined in Section 1.1.

W I T N E S S E T H

Whereas:

(A)	The Investor desires to purchase, and the Company desires to sell, shares of senior convertible preferred stock, par value $.01 per share (the “Senior Preferred Stock”) with terms substantially in the form of those set forth in the Certificate of Designations attached as Exhibit A hereto;

(B)	The Investor desires to exchange, and the Company desires to accept, certain notes issued by the Company in exchange for warrants to purchase Senior Preferred Stock (or, if the Company Stockholder Approval has been obtained, Junior Preferred Stock);

(C)	The Company desires to conduct a rights offering (the “Rights Offering”) to the holders of common stock of the Company, par value $.01 per share (the “Common Stock”) subject to the terms and conditions contained herein;

(D)	The Investor desires to purchase, in the form of Senior Preferred Stock (or, if the Company Stockholder Approval has been obtained, Junior Preferred Stock), any Remaining Offer Shares not purchased in the Rights Offering; and

(E)	As an inducement to the Company to enter into this Agreement, each of MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (collectively, the “Funds”) has delivered to the Company a guarantee of certain obligations of the Investor under this Agreement, in the form of the Guarantee attached as Exhibit I hereto.

Now, Therefore, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Certain Terms

The following terms, as used herein, have the following meanings:

“Action” means any complaint, claim, prosecution, indictment, action, suit, arbitration or proceeding by or before any Governmental Authority or any arbitration tribunal asserted by any Person.

“Active Joint Venture” has the meaning given in Section 3.2(b).

“Affiliate” of any Person means any other Person who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment, credit arrangement, as trustee or executor, or otherwise, and the terms “controls,” “controlling” and “controlled by” shall have correlative meanings. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons as the Investor (as the case may be). With respect to the Company, the term “Affiliate” shall not include any Joint Venture, whether or not managed by the Company or one of its Subsidiaries.

“Agreement” means this Investment Agreement, including the Schedules and Exhibits hereto.

“Benefit Plans” means any material agreement, plan, program, fund, policy, contract, arrangement or understanding (either written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, stock ownership, stock appreciation right, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, retirement, vacation, insurance, sick pay, disability, death benefit, severance, worker’s compensation, supplementary unemployment benefits, or similar employee benefits, or any material salary reduction agreement, change-of-control agreement, retention agreement, employment agreement, or consulting agreement, covering any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries and the beneficiaries and dependents thereof, and entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries, including, (i) any “employee welfare benefit plan” (as defined in Section 3(2) of ERISA), and (ii) any “employee pension benefit plan” (as defined in Section 3(1) of ERISA).

“Board of Directors” means the Board of Directors of the Company.

“Business” means the business of homebuilding, mortgage financing, and title services as conducted by the Company, its Subsidiaries and the Joint Ventures, taken as a whole.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing Transaction Documents” means this Agreement, the Stockholders Agreement, the Warrant, and the Rights Plan Amendment.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Fee Shares” has the meaning given in Section 2.1(c).

“Common Stock” has the meaning given in the recitals to this Agreement.

“Company” has the meaning given in the recitals to this Agreement.

“Company Interests” has the meaning given in Section 3.11(a).

“Company Option” means any option granted, whether or not exercisable, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its Subsidiaries or any predecessor thereof to purchase shares of Common Stock pursuant to the Option Plans.

“Company Proxy Statement” has the meaning given in Section 3.6(a).

“Company Registration Statement” has the meaning given in Section 3.6(a).

“Company Securities” means the Senior Preferred Stock, Warrants, Commitment Fee Shares and any other securities of the Company acquired or to be acquired by the Investor pursuant to this Agreement or upon exercise or conversion of the Company Securities acquired hereunder.

“Company Stockholder Approval” has the meaning given in Section 3.4(a).

“Company Stockholder Meeting” has the meaning given in Section 6.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 29, 2008, between MatlinPatterson Global Advisers LLC and the Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means any contract, agreement, arrangement, purchase order, note, mortgage, indenture, license, lease, sublease, plan, commitment or other instrument, whether written or oral.

“Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA, other than such Liabilities that arise solely out of, or relate solely to, the Benefit Plans.

“Convertible Notes” has the meaning given in Section 3.3.

“Copyrights” means all copyrights, copyrights registrations and applications therefor throughout the world.

“Debt Documents” means the Company’s Revolving Credit Agreement, dated as of August 31, 2005, the Term Loan A Credit Agreement, dated as of May 5, 2006, the Term Loan B Credit Agreement, dated as of May 5, 2006, and the “Loan Documents” as defined in such Credit Agreements and the Company’s public notes and the indentures and other documents, agreements and instruments relating thereto, in each case as amended, supplemented or otherwise modified.

“DGCL” means the General Corporation Law of the State of Delaware.

“Entitlements” has the meaning given in Section 3.8(d).

“Environmental Law” means any administrative, civil or criminal Law in effect as of the date hereof regulating or relating to the pollution, preservation, remediation or protection of human health and safety, natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Liability” means any direct, indirect, pending or threatened indebtedness, liability, claim, loss, damage, fine, penalty, cost, or expense, whether known or unknown, arising under or relating to any Environmental Law, Environmental Permit, or Release, whether based on negligence, strict liability or otherwise, including, without limitation, costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys’ fees.

“Environmental Permits” means all licenses, consents, approvals, authorizations, permit, plans, variances, exemptions, and agreements required, issued or granted by any public or private entity or person pursuant to or in relation to Environmental Law or Releases of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“Exchange Notes” has the meaning given in Section 2.1(b).

“First Closing” has the meaning given in Section 2.1.

“First Closing Date” has the meaning given in Section 2.1.

“First Closing Transactions” has the meaning given in Section 2.1.

“Funds” has the meaning given in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Gibson Dunn” has the meaning given in Section 5.1(k).

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any United States judicial or arbitral body.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials; (ii) requires Remedial Action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder or (iii) is regulated under any Environmental Law.

“Headquarters Campus” means the property leased by the Company under the Headquarters Campus Lease.

“Headquarters Campus Lease” means the lease related to the Company’s corporate and Orange County, California operations with respect to the real estate located at 15326 Alton Parkway, Irvine, California and 28 Technology, Irvine, California.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Joint Venture” has the meaning given in Section 3.2(b).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and all liabilities in respect of mandatorily redeemable capital stock or securities convertible into capital stock; (iii) all obligations of such Person upon which interest charges are paid (other than trade payables incurred in the Ordinary Course of Business); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of assets, property or services; (vi) all lease obligations of such Person capitalized on the books and records of such Person; (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions; (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and support and keepwell arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Investment Banks” means collectively Miller Buckfire & Co., LLC and Credit Suisse Securities (USA) LLC.

“Investment Proposal” means any inquiry, proposal or offer from any Person other than the Investor (including any proposal or offer to stockholders of the Company by way of tender offer, exchange offer, share exchange or otherwise) with respect to a merger, consolidation or similar transaction involving the Company or its Subsidiaries, or any purchase of all or any significant portion of the assets of the Company and its Subsidiaries, taken as a whole (other than in the Ordinary Course of Business), or any purchase of 5% or more of any class of equity securities of, the Company or any of its Subsidiaries.

“Investor” has the meaning given in the preamble of this Agreement.

“IRS” means the Internal Revenue Service.

“Joint Venture” means any partnership, joint venture or similar business or entity in which the Company or any of its Subsidiaries directly or indirectly holds an equity interest less than or equal to 55% and any, direct or indirect, non-wholly owned Subsidiary of the Company.

“Joint Venture Documents” has the meaning given in Section 3.2(b)(ii).

“Joint Venture Financing Documents” has the means any loan agreement, loan-to-value maintenance agreement, note, indemnity or guarantee of the Active Joint Ventures.

“Junior Preferred Stock” means the junior convertible preferred stock of the Company, par value $.01 per share, with terms substantially in the form of those set forth in the Certificate of Designations attached as Exhibit B hereto.

“Knowledge” of the Company means that one or more of the Company’s Section 16 executive officers (i) has or at any time had actual knowledge of the item or matter, or (ii) has or at any time had received written notice of the fact or matter.

“Law” means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, governmental restriction or other legally binding requirement of a Governmental Authority.

“Liabilities” means any and all debts, losses, liabilities, claims, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due and any out-of-pocket costs and expenses (including attorneys’, accountants’ or other fees and expenses).

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, adverse claim or interest, easement, license, covenant, encroachment, servitude, consent, option, lien, put or call right, right of first refusal, voting right, charge or other restrictions, limitations or encumbrances of any nature whatsoever.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, arbitration, citation, summons, subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Material Adverse Effect” means (i) a materially adverse effect on the business, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) any material impairment of the ability of the Company to perform its obligations under this Agreement, in each case other than to the extent caused by, arising out of or attributable to any of the following: (a) the announcement or pendency of this Agreement or the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (b) changes or proposed changes in Law or accounting standards or interpretations thereof applicable to the Company and its Subsidiaries, (c) changes in global, national or regional economic or political conditions (including acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism) or in general financial, credit, business, or securities market conditions, including changes in interest rates or the availability of credit financing; (d) changes generally applicable in the industries in which the Company and its Subsidiaries operate, (e) changes resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement, (f) any changes as a result of any action expressly approved by the Investor in writing, (g) any failure of the Company to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur); (h) a decline in the market price, or a change in the trading volume, of the Common Stock (it being understood that any cause of any such decline or change may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur); or (i) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries or any debt securities of the Company or any of its Subsidiaries (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), provided, in the case of clauses (c) and (d), that such conditions or changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in such industries.

“Material Contract” has the meaning given in Section 3.18(a).

“NYSE” means the New York Stock Exchange.

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Charter” has the meaning given in Section 3.4(a).

“Notice” has the meaning given in Section 11.2(a).

“Option Plans” means the Company’s 1997 Employee Stock Incentive Plan, 1997 Stock Incentive Plan, 2000 Stock Incentive Plan, 2001 Non-Executive Officer Stock Incentive Plan, and 2005 Stock Incentive Plan, and 2008 Equity Incentive Plan, each as amended from time to time.

“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with the Company and its Subsidiaries’ normal day-to-day customs, practices and procedures, consistent with past practice.

“Owned Property” has the meaning given in Section 3.8(a).

“Parties” means the Company and the Investor.

“Performance Share Awards” means performance share awards granted to certain executives of the Company, which can result in the issuance of restricted shares of Common Stock.

“Permitted Liens” means (i) Liens specifically reserved against in the latest audited financial statements included in the SEC Documents filed prior to the date hereof, to the extent so reserved; (ii) Liens for Taxes not yet due and payable; (iii) Liens of warehousemen, mechanics and materialmen and other similar Liens arising by operation of Law in the Ordinary Course of Business; (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (v) Liens permitted under, or created in connection with, the Debt Documents or the Joint Venture Financing Documents, or (vi) Liens that, individually and in the aggregate, do not materially interfere with the use thereof as currently used or contemplated to be used.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, company, joint venture, trust, Governmental Authority or other entity.

“Preferred Stock” means the preferred stock, $.01 par value per share, of the Company.

“Proposed Project Development” has the meaning given in Section 3.8(d).

“Purchase Agreements” has the meaning given in Section 3.8(c).

“Qualified Plans” has the meaning given in Section 3.16(b).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, or emptying, of any materials into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Remaining Offer Shares” has the meaning given in Section 5.6(b)(iii).

“Remedial Action” means all actions required to (i) respond to, clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform studies, investigations and care related to any such Hazardous Substances.

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, stockholders, partners, members and agents.

“Restated Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, dated as of December 12, 2007.

“Rights Offering” has the meaning given in the recitals to this Agreement.

“Rights Offering Documents” has the meaning given in Section 5.6(b)(i).

“Rights Offering Period” has the meaning given in Section 5.6(b)(iii).

“Rights Offering Per Share Purchase Price” has the meaning given in Section 5.6(a).

“Rights Offer Shares” has the meaning given in Section 5.6(a).

“Rights Offering Supplement” has the meaning given in Section 5.6(b)(i).

“Rights Plan” means the Amended and Restated Rights Agreement, dated as of July 24, 2003, between the Company and Mellon Investor Services LLC.

“Rights Plan Amendment” has the meaning given in Section 7.2(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“SEC Documents” has the meaning given in Section 3.5(a).

“Second Closing” has the meaning given in Section 2.2.

“Second Closing Date” has the meaning given in Section 2.2.

“Second Closing Transactions” has the meaning given in Section 2.2.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“Senior Preferred Stock” has the meaning given in the recitals to this Agreement.

“Significant Subsidiary” means any Subsidiary of the Company that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Stockholders Agreement” has the meaning given in Section 2.1(d).

“Special Offeree” has the meaning given in Section 5.6(a).

“Subject Senior Preferred Shares” has the meaning given in Section 2.1(a).

“Subject Senior Preferred Share Purchase Price” has the meaning given in Section 2.1(a).

“Subsidiaries” means each corporation or other Person in which a Person (i) owns or controls, directly or indirectly, capital stock or other equity interests representing at least 51% of the outstanding voting stock or other equity interests or (ii) has the right to appoint or remove a majority of its board of directors or equivalent managing body.

“Tax” means any federal, state, local, foreign or other taxes, fees and charges of any nature whatsoever imposed by any jurisdiction or governmental or taxing authority thereof or therein (including income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, windfall profits, import, excise, custom, stamp or withholding taxes), fees, duties, assessments, withholding or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items), including such amounts incurred with respect to another Person’s assets or operations for which liability exists under Law (including Treasury Regulation Section 1.1502-6) or by contract.

“Tax Returns” means any return or report, declaration, claim for refund, information return, or statement relating to Tax, including any related schedules, attachments, or other supporting information, and including any amendment thereto.

“Transactions” has the meaning given in Section 2.2.

“Warrant” has the meaning given in Section 2.1(b).

Section 1.2 Headings; Table of Contents

Headings and table of contents should be ignored in construing this Agreement.

Section 1.3 Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

Section 1.4 Schedules

References to this Agreement shall include any Exhibits, Schedules and Recitals to it and references to Sections, Exhibits and Schedules are to Sections of, Exhibits to and Schedules to, this Agreement.

Section 1.5 Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

Section 1.6 Interpretation

In this Agreement, unless the context otherwise requires, any reference to “including” or “in particular” shall be illustrative only and without limitation.

ARTICLE II

PURCHASE OF SUBJECT SHARES AND OFFERING OF OFFERED SHARES

Section 2.1 First Closing

Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate (the “First Closing”) the following transactions (the “First Closing Transactions”) at the offices of Bracewell & Giuliani LLP, 1177 Avenue of the Americas, New York, New York on the third (3rd) Business Day following the date on which the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) (the “First Closing Date”):

(a)	the Investor shall purchase from the Company, and the Company shall sell to the Investor, Three Hundred Eighty One Thousand Two Hundred Fifty (381,250) shares of Senior Preferred Stock (the “Subject Senior Preferred Shares”), in exchange for Three Hundred Eighty One Million Two Hundred Fifty Thousand Dollars ($381,250,000.00) (the “Subject Senior Preferred Share Purchase Price”), payable by wire transfer of immediately available US funds to an account to be designated by the Company in writing;

(b)

the Investor shall exchange Twenty Five Million Four Hundred Fifty Thousand Dollars ($25,450,000.00) in principal amount of the Company’s 5.125% Senior Notes due 2009, Two Million Dollars ($2,000,000.00) in principal amount of the Company’s 6.5% Senior Notes due 2010, Twenty One Million Five Hundred Fifty Thousand Dollars ($21,550,000.00) in principal amount of the Company’s 6.0% Convertible Senior Subordinated Notes due 2012, and Seventy Nine Million Four Hundred Ninety Six Thousand Dollars ($79,496,000.00) in principal amount of the Company’s 9 1/4% Senior Subordinated Notes due 2012 (collectively, the “Exchange Notes”) for warrants to acquire Two Hundred Seventy Two Thousand Six Hundred Seventy (272,670) shares of Senior Preferred Stock (or, if the Company Stockholder Approval has been obtained, Junior Preferred Stock) substantially in the form attached hereto as Exhibit C (the “Warrant”);

(c)	in consideration for the Investor’s agreement under Section 2.2(a) to purchase the shares of Senior Preferred Stock (or, if the Company Stockholder Approval has been obtained, Junior Preferred Stock) with the per share equivalent to the Remaining Offer Shares, the Company shall pay to the Investor, and the Investor shall accept from the Company, Six Thousand One Hundred (6,100) shares of Senior Preferred Stock as a backstop commitment fee in connection with the Rights Offering (the “Commitment Fee Shares”); and

(d)	the Parties shall enter into a Stockholders Agreement, substantially in the form attached hereto as Exhibit D (the “Stockholders Agreement”).

Section 2.2 Second Closing

Subject to the terms and conditions set forth in this Agreement, the Parties hereto shall consummate (the “Second Closing”) the following transactions (the “Second Closing Transactions” and, together with the First Closing Transactions, the “Transactions”) at the offices of Bracewell & Giuliani LLP, 1177 Avenue of the Americas, New York, New York on the third (3rd) Business Day following the date on which the conditions set forth in Section 8.1, 8.2 and 8.3 have been satisfied (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) (the “Second Closing Date”):

(a)	the Investor shall purchase from the Company, and the Company shall sell to the Investor, Senior Preferred Stock (or, if the Company Stockholder Approval has been obtained, Junior Preferred Stock) equivalent to the Remaining Offer Shares at a price per share equivalent equal to the Rights Offering Per Share Purchase Price.

For purposes of this Agreement, the “per share equivalent” shall be (i) for a share of Senior Preferred Stock, the number of shares of Common Stock issuable upon conversion of the number of shares of Junior Preferred Stock issuable upon conversion of such share of Senior Preferred Stock, and (ii) for a share of Junior Preferred Stock, the number of shares of Common Stock issuable upon conversion of such share of Junior Preferred Stock.

Section 2.3 Deliveries by each Party at the First Closing and at the Second Closing.

Each Party shall deliver, or cause to be delivered, to the other Party, as applicable, the following:

(a)	On the First Closing Date:

(i)	duly executed original counterparts to the Closing Transaction Documents, to the extent required to be executed by such Party or its Affiliates;

(ii)	copies of the constitutional documents of such Party, certified by an appropriate officer, together with a certificate of such officer certifying that none of such documents have been amended, except as otherwise described in the certificate of such officer;

(iii)	copies, certified by an appropriate officer of such Party, of resolutions of the governing board of the Party authorizing the execution and delivery of the Closing Transaction Documents, and the consummation of the Transactions, in each case to be executed and delivered by such Party in connection herewith; and

(iv)	any other documents or instruments reasonably requested prior to the First Closing Date by the other Party in connection with the consummation of the First Closing Transactions.

Section 2.4 Additional Deliveries by the Company on the First Closing Date and the Second Closing Date.

In addition to the items listed in Section 2.3 above, the Company shall deliver to the Investor the following:

(a)	At the First Closing:

(i)	one or more share certificates representing (A) the Subject Senior Preferred Shares, and (B) the Commitment Fee Shares, free and clear of any Liens; and

(ii)	a certificate of non-foreign status (A) stating that Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (B) providing its U.S. employer identification number and (C) providing its address, all pursuant to Section 1445 of the Code.

(b)	At the Second Closing:

(i)	Notice to the Investor as to how many shares are Remaining Offer Shares and the number of shares of Senior Preferred Stock or Junior Preferred Stock (as the case may be) equivalent to such Remaining Offer Shares and the aggregate purchase price thereof; and

(ii)	one or more share certificates representing the Remaining Offer Shares.

Section 2.5 Additional Deliveries by the Investor on the First Closing Date and the Second Closing Date.

In addition to the items listed in Section 2.3 above, the Investor shall deliver to the Company the following:

(a)	On the First Closing Date:

(i)	funds, by wire transfer of immediately available US funds, to the account of the Company, in order to satisfy the payment obligations set forth in Section 2.1; and

(ii)	the Exchange Notes.

(b)	On the Second Closing Date:

(i)	funds, by wire transfer of immediately available US funds, to the account of the Company, in order to satisfy the payment obligations set forth in Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, except as set forth in the SEC Documents filed prior to the date hereof, and further subject to the exceptions and qualifications set forth on the Schedules delivered by the Company to the Investor as of the date hereof, as follows:

Section 3.1 Organization, Standing and Corporate Power

Each of the Company and its Significant Subsidiaries is (a) a corporation, limited liability company or partnership duly organized, validly existing and, where the concept is recognized, in good standing under the laws of the jurisdiction in which it is incorporated or formed, as applicable, and has the requisite power and authority (corporate, limited liability company or partnership, as applicable) to carry on its business as now being conducted, and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Investor complete and correct copies of its articles of incorporation and bylaws, in each case as amended to the date of this Agreement.

Section 3.2 Subsidiaries and Joint Ventures

(a)	Schedule 3.2(a) lists each wholly-owned Subsidiary of the Company, its form of organization, and its respective jurisdiction of incorporation or formation. Each Subsidiary listed on Schedule 3.2(a) is directly or indirectly owned by the Company free and clear of all Liens (other than Permitted Liens) and, except as contemplated by the Debt Documents, free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). All the outstanding shares of capital stock or other ownership interests of each such Subsidiary of the Company that is a corporation have been validly issued and are fully paid and nonassessable and all of the partnership or membership interests of each Subsidiary that is a partnership or limited liability company have been duly authorized and validly issued. The Company has made available to the Investor complete and correct copies of the articles of incorporation and bylaws (or other comparable governing documents for non-corporate Subsidiaries) of each of its wholly-owned Subsidiaries, in each case as amended to the date of this Agreement. As of the date hereof, Standard Pacific Arizona, Inc., a Delaware corporation, is the only Significant Subsidiary of the Company.

(b)	Schedule 3.2(b) lists (i) each non-wholly-owned Subsidiary of the Company and each Joint Venture that is currently conducting material business operations or anticipating conducting business operations (each applicable Joint Venture, an “Active Joint Venture”), its respective jurisdiction of incorporation or formation and the holders of the outstanding capital stock or other equity interests of such Joint Ventures. The Company has made available to the Investor complete and correct copies of the joint venture, partnership and other governing agreements and documents of any Active Joint Venture, including, but not limited to, any Joint Venture Financing Document, in each case as amended or otherwise modified to the date of this Agreement. All outstanding shares of capital stock or other ownership interests of each such Active Joint Venture have been validly issued and are fully paid and non-assessable and, except as set forth on Schedule 3.2(b), all stock shares or ownership interests indicated as being owned by the Company or any of its Subsidiaries are owned by the Company. All Joint Ventures that are not listed on Schedule 3.2(b) are inactive (each applicable Joint Venture, an “Inactive Joint Venture”). To the Knowledge of the Company, no Inactive Joint Venture has any material obligations or liabilities. Further:

(i)	Schedule 3.2(b)(i) lists each loan agreement, completion agreement or loan to value maintenance agreement related to any financing to or for the benefit of any Joint Venture or its real property projects along with, as of April 30, 2008, the maximum amount of financing or borrowing available thereunder, the amount outstanding thereunder, and the maturity date thereof;

(ii)	except as disclosed on Schedule 3.2(b)(i), the governing agreements and documents relating to all Active Joint Ventures, including, but not limited to any Joint Venture Financing Documents (collectively, the “Joint Venture Documents” and individually a “Joint Venture Document”) are in full force and effect in all material respects and are valid, binding and enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or law);

(iii)	except as disclosed on Schedule 3.2(b)(i), no material amount payable under any Joint Venture Document is past due;

(iv)	except as disclosed on Schedule 3.2(b)(i), the Company, the Company’s Subsidiaries and, as to any Joint Venture Financing Document, the Joint Ventures, to the Knowledge of the Company, are in compliance in all material respects with all commitments and obligations on their part to be performed or observed under each Joint Venture Document and, to the Knowledge of the Company, there is no failure by any other party to any Joint Venture Document to comply in all material respects with all of its or their commitments and obligations thereunder;

(v)	except as disclosed on Schedule 3.2(b)(i), none of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, the Active Joint Ventures have received any written notice (1) of a material default (which has not been cured), acceleration of payment, offset or counterclaim under any Joint Venture Document, or any other communication calling upon any of them to comply with any provision of any Joint Venture Document or asserting noncompliance, or asserting the Company, the Company’s Subsidiaries or the Joint Ventures have waived or altered its or their rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Joint Venture Document on the part of the Company, the Company’s Subsidiaries, the Active Joint Ventures or any other party, or (2) of any material Action against any party under any Joint Venture Document which if adversely determined would result in such Joint Venture being terminated or cut off or, as to any Joint Venture Financing Document, the amounts or obligations thereunder becoming due and payable; and

(vi)	except as contemplated by the Joint Venture Documents, none of the Company, the Company’s Subsidiaries or, as to the Joint Venture Financing Documents, to the Knowledge of the Company, the Joint Ventures, have assigned, mortgaged, pledged or otherwise encumbered any of their interest, if any, under any Joint Venture Document.

Section 3.3 Capital Structure

As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, 1,000,000 shares of which are designated as Series A Junior Participating Cumulative Preferred Stock. As of May 20, 2008 (or such other date noted below), (i) 72,925,649 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company or by any of the Company’s Subsidiaries, (iii) 6,058,051 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options as of April 30, 2008, (iv) 1,530,776 shares of Common Stock were reserved for issuance pursuant to outstanding Performance Share Awards as of April 30, 2008, (v) 7,067,006 shares of Common Stock were reserved for issuance pursuant to the Option Plans, (vi) 13,142,855 shares of Common Stock were reserved for issuance upon the conversion of the Company’s 6% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”) and (vii) no shares of Preferred Stock were issued, reserved for issuance or outstanding. Except as set forth above, as of such date, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares of Common Stock which may be issued pursuant to the Option Plans, the Performance Share Awards and the Convertible Notes will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other Indebtedness or debt securities of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as required under this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences, except under employment arrangements entered into prior to the date hereof.

Section 3.4 Authority; Noncontravention

(a)	The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below) to consummate the transactions contemplated by this Agreement. The amendment and restatement of the Certificate of Incorporation of the Company substantially in the form attached hereto as Exhibit E (the “New Charter”), including, for the avoidance of doubt, the increase in the number of authorized shares of Common Stock and the removal of certain defensive positions from the New Charter, requires the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of the Junior Preferred Stock upon the conversion of the Senior Preferred Stock and the issuance of Common Stock upon conversion of Junior Preferred Stock requires the approval of holders of a majority of the shares of Common Stock voting at a meeting of the Company’s stockholders at which a quorum is present, provided that the total vote cast on the proposal represents over 50% in interest of the securities entitled to vote on the proposal (collectively, the “Company Stockholder Approval”), which approvals are the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the transactions contemplated hereby.

(b)	The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the Investor, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)	The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions and compliance by the Company with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (i) the articles of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any Material Contract applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.4(d), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights, losses or Liens that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(d)	No Consent of any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of the New Charter in accordance with the DGCL, (ii) compliance with any applicable requirements of the Exchange Act, and (iii) such other Consents as to which the failure to obtain or make (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(e)	The Company represents that the total fair market value of any assets held by the Company and any entity the Company controls not exempt under 16 C.F.R. § 802.2 (or other rule promulgated under the HSR Act) is less than $63,100,000 and understands that it is on the basis of this representation that the parties have concluded that no HSR Act filing is required.

Section 3.5 SEC Documents; Financial Statements; No Undisclosed Liabilities

(a)	The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by the Company with the SEC since January 1, 2008 pursuant to the Securities Act or the Exchange Act (the “SEC Documents”).

(b)	The Company has made available to the Investor (by public filing with the SEC or otherwise) the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)	The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d)	Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that have arisen since December 31, 2007 in the Ordinary Course of Business, or (ii) liabilities and obligations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(e)	Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Documents, and the Company has delivered to the Investor a summary of any disclosure made by the Company’s management to the Company’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(f)	The Company has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(g)	The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors (i) all significant deficiencies and material weaknesses within the Knowledge of the Company in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud within the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(h)	Except for the Subsidiaries of the Company that are co-registrants on the Company Registration Statements, none of the Company’s Subsidiaries is, or has at any time since January 1, 2005 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(i)	As of the date of this Agreement, to the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but that is not in effect as of the date of this Agreement that, if implemented (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

(j)	Since January 1, 2005 the Company has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

Section 3.6 Disclosure Documents

(a)	The proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Company Stockholder Approval and the registration statement of the Company filed with the SEC pursuant to which the Company will make the Rights Offering (the “Company Registration Statement”), and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, as applicable.

(b)	At the time of filing the Company Proxy Statement and the Company Registration Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on the Company Stockholder Approval and/or purchase shares pursuant to the Rights Offering, as applicable, the Company Proxy Statement and the Company Registration Statement, as supplemented or amended, if applicable, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.6 shall not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by the Investor or its Affiliates specifically for use therein.

Section 3.7 Licenses, Approvals, etc.

Each of the Company and its Subsidiaries possesses or has been granted all licenses necessary to entitle it to conduct the Business as conducted by it, except (i) for those licenses the Company or its Subsidiaries are seeking or expect to seek in the Ordinary Course of Business, and (ii) for those Governmental Authority Consents whose failure to possess or have granted (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. No Action is pending or, to the Knowledge of the Company, threatened seeking the revocation or limitation of any such Governmental Authority consents necessary to entitle the Company and its Subsidiaries to conduct the Business, as conducted by them, and taken as a whole, that would reasonably be expected to have a Material Adverse Effect.

Section 3.8 Real Properties

(a)	Schedule 3.8(a) sets forth, as of April 30, 2008, a list of all material real property owned in fee by the Company, any of the Company’s Subsidiaries, or any Joint Ventures (individually, an “Owned Property” and, collectively, the “Owned Properties”). To the Knowledge of the Company, except as set forth on Schedule 3.8(a), the Company, the Company’s Subsidiaries and the Joint Ventures, as applicable, have good, indefeasible and marketable fee title to each Owned Property, including the buildings, structures, infrastructure and all other improvements of any kind located thereon, in each case free and clear of Liens, except Permitted Liens. Except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect, there are no condemnations or eminent domain (which term, as used in this Agreement, shall include other compulsory acquisitions or takings by Governmental Authorities) proceedings pending or, to the Knowledge of the Company, threatened against any Owned Property or any material portion thereof. None of the Company has received any notice from any city, village or other Governmental Authority of any zoning, ordinance, land use, building, fire, health or safety code or other legal violation in respect of any Owned Property, other than violations which have been corrected or that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(b)

Other than pursuant to the Headquarters Campus Lease, the Company and its Subsidiaries do not lease or license, as lessee, sublessee, licensee or sublicensee, any real estate with annual lease payments exceeding $1,000,000. The Company has made available to the Investor a complete and accurate copy of the Headquarters Campus Lease, including all amendments, modifications and renewals thereto. The Company has not received written notice of condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened against the Headquarters Campus. The Company has not received any notice from any city, village, county, utility district or other Governmental Authority of any material zoning, ordinance, building, fire, health or safety code or other legal violation in respect of the Headquarters Campus. There are no structural defects relating to the Headquarters Campus, except for such structural defects as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Further,

(i)	the Headquarters Campus Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(ii)	no material amount payable under the Headquarters Campus Lease is past due;

(iii)	the Company is in compliance all material respects with all commitments and obligations on its part to be performed or observed under the Headquarters Campus Lease and, to the Knowledge of the Company, no other party to the Headquarters Campus Lease has failed to comply in all material respects with any of its or their commitments and obligations thereunder;

(iv)	the Company has not received any written notice (1) of a default (which has not been cured), offset or counterclaim under the Headquarters Campus Lease, or any other written communication calling upon the Company to comply with any provision of the Headquarters Campus Lease or asserting noncompliance, or asserting that the Company has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a material default or, after notice or lapse of time or both, would constitute a material default under the Headquarters Campus Lease on the part of the Company, or (2) of any Action against any party under the Headquarters Campus Lease which if adversely determined would result in the Headquarters Campus Lease being terminated;

(v)	the Company has not assigned, subleased, sub-subleased, sublicensed, sub-sublicensed, mortgaged, pledged or otherwise encumbered or transferred all or any part of its interest under the Headquarters Campus Lease; and

(vi)	the Company has exercised within the time prescribed in the Headquarters Campus Lease any option provided therein to extend or renew the term thereof.

(c)	Schedule 3.8(c) sets forth a list of all rights, obligations or options pursuant to which the Company, any of the Company’s Subsidiaries, or any Joint Ventures

have the right, obligation or option to purchase or acquire an interest in real property (the “Purchase Agreements”). Further, except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect or except as set forth on Schedule 3.8(c):

(i)	the Purchase Agreements are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(ii)	no material amount payable under any Purchase Agreement is past due;

(iii)	the Company, the Company’s Subsidiaries and, to the Company’s Knowledge, the Joint Ventures are in compliance in all material respects with all commitments and obligations on their part to be performed or observed under each Purchase Agreement and, to the Knowledge of the Company, there is no failure by any other party to any Purchase Agreement to comply in all material respects with all of its or their commitments and obligations thereunder;

(iv)	none of the Company, the Company’s Subsidiaries or the Joint Ventures have received any written notice (1) of a default (which has not been cured), offset or counterclaim under any Purchase Agreement, or any other communication calling upon any of them to comply with any provision of any Purchase Agreement or asserting noncompliance, or asserting any of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, the Joint Ventures have waived or altered its or their rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Purchase Agreement on the part of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, the Joint Ventures or any other party, or (2) of any Action against any party under any Purchase Agreement which if adversely determined would result in such Purchase Agreement being terminated or cut off; and

(v)	none of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, the Joint Ventures have assigned, mortgaged, pledged or otherwise encumbered or transferred all or any part of their interest, if any, under any Purchase Agreement.

(d)

With respect to the real property developments and projects which are identified on Schedule 3.8(a), except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect or as otherwise identified on Schedule 3.8(a), (i) the Company, the Company’s Subsidiaries or the Joint Ventures either possess, as of the date of this Agreement, all permits, entitlements, authorizations, certifications and approvals and consents from all Persons (including, but not limited to, any Governmental Authority) (the “Entitlements”) necessary to allow for the development of the proposed project in substantially the same manner as planned as of the date of this Agreement (the “Proposed Project Development”) or, as to any Entitlement which has not been obtained, none of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, the Joint Ventures have received any notice (whether oral or written) that any material Entitlement necessary to allow for the Proposed Project Development will not be granted or obtained and (ii) all infrastructure, utility commitments and utility connections for such projects which are contemplated by or necessary for the Proposed Project Development have been installed or obtained or, if not, none of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, the Joint Ventures have received any notice (whether oral or written) that such infrastructure, commitments or connections will not be granted or obtained.

Section 3.9 Tangible Personal Property; Sufficiency of Assets

The Company and its Subsidiaries (1) have good and valid title to all the tangible personal property material to the Business conducted by them and reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company or its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Liens except for Permitted Liens, and (2) are collectively the lessee of all tangible personal property material to the Business conducted by them and reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended, except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Intellectual Property

Each of the Company and its Subsidiaries owns or has a valid right to use, each patent, copyright, trademark, trade name, service mark, brand name, computer program, database and industrial design, owned or used in connection with the Business conducted by them, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto that is material to the conduct of the Business, except where the failure to own or have a right to use such property (individually or in the aggregate) would not be reasonably expected to have a Material Adverse Effect. The ownership, operation and conduct by the

Company and its Subsidiaries of the Business conducted by them does not, to the Knowledge of the Company, infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and, to the Knowledge of the Company, no other Person is infringing upon any such rights of the Company and its Subsidiaries, in each case, except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Environmental Matters

Except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect or as disclosed on Schedule 3.11:

(a)	To the Knowledge of the Company, there are no claims pending against the Company, its Subsidiaries or the Joint Ventures (collectively, the “Company Interests”) relating to or arising out of Environmental Law, or the Release of a Hazardous Substance nor are any such claims, to the Knowledge of the Company, threatened against Company Interests, nor have the Company or its Subsidiaries received any written notice, alleging or warning of a violation or noncompliance with any Environmental Law at any Owned Property or the Headquarters Campus or at any real property previously owned or operated by any Company Interests.

(b)	The Company, its Subsidiaries and, to the Knowledge of the Company, the Active Joint Ventures (i) are and have been in compliance in all material respects with applicable Environmental Laws, and (ii) have obtained or are in the process of obtaining or expect to obtain in the Ordinary Course all Environmental Permits that are necessary for the conduct of the Business in compliance with Environmental Law.

(c)	No Hazardous Substances are now present in amounts, concentrations or conditions, and no Release or threatened Release of Hazardous Substances has occurred or is occurring, requiring removal, remediation or any other response, action or corrective action under, or, to the Knowledge of the Company, forming the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Owned Property or the Headquarters Campus or, to the Knowledge of the Company, any real property previously owned or operated by any Company Interest.

(d)	To the Knowledge of the Company, the Owned Property and the Headquarters Campus are not being and have not been during the period of time they have been owned or leased by any Company Interests used in connection with the business of manufacturing, disposing, treating, handling, storing or transporting Hazardous Substances.

(e)

None of the Company Interests has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, that (i) pursuant to CERCLA or any similar state law, has been placed or is proposed to be placed by the United States Environmental Protection

Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the date hereof or the Second Closing Date, or (ii) has been or is involved in any government-sponsored voluntary cleanup program.

(f)	Except in connection with the Debt Documents or the Joint Venture Financing Documents, none of the Company, its Subsidiaries and, to the Knowledge of the Company, the Active Joint Ventures has by law or contract agreed to, assumed or retained any responsibility or liability relating to environmental, health or safety matters, including without limitation responsibility to indemnify for, defend against or retain any Environmental Liability under any lease, purchase agreement, sale agreement, joint venture agreement or other binding corporate or real estate document or agreement.

(g)	The Company has identified and made available to the Investor true and correct copies of all phase II environmental audits or assessments conducted on or after January 1, 2004 relating in whole or in part to the Company and/or its Subsidiaries undertaken by or on behalf of any of the Company Interests.

Section 3.12 Absence of Certain Changes or Events

Except as set forth on Schedule 3.12 or as required under this Agreement, since December 31, 2007, the Company and its Subsidiaries have conducted the Business only in the Ordinary Course, and there has not been:

(a)	any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(b)	any adjustment split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such shares of its capital stock;

(c)	(i) any granting by the Company or any of its Subsidiaries to any current or former director or Section 16 executive officer of any material increase in compensation or benefits, (ii) any granting by the Company or any of its Subsidiaries to any such director or Section 16 executive officer of any increase in severance or termination pay (including the acceleration in the vesting of Company Options or shares of Common Stock (or other property) or the provision of any tax gross-up), (iii) any entry by the Company or any of its Subsidiaries into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director or Section 16 executive officer, or (iv) any payment of any bonus to any director or Section 16 executive officer, except for bonuses paid in the Ordinary Course of Business;

(d)	any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect;

(e)	any change in accounting methods, principles or practices by the Company or any of its Subsidiaries that has had or would reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect;

(f)	except in connection with the Debt Documents or any Joint Venture Documents, any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material Indebtedness for borrowed money or other material obligations;

(g)	except in connection with the Debt Documents or any Joint Venture Documents, any creation or assumption by the Company or any of its Subsidiaries of any Lien (other than Permitted Liens) on any asset other than in the Ordinary Course of Business;

(h)	any making of any loan, advance or capital contributions to or investment in any Person that is not a Subsidiary or Joint Venture other than in the Ordinary Course of Business;

(i)	any material elections with respect to taxes by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material tax liability or refund that has had or would reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect; or

(j)	any agreement, commitment, arrangement or undertaking by the Company or any of its Subsidiaries to perform any action described in clauses (a) through (i).

Section 3.13 Litigation

Except as set forth on Schedule 3.13, there is no Action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

Section 3.14 Compliance with Laws

The conduct by the Company and its Subsidiaries of the Business as conducted by them is and has been in compliance with all Laws applicable thereto, except for violations or failures so to comply, if any, that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company has not received any written notice relating to any alleged violation of any Law from any Governmental Authority, or of any investigation with respect thereto, applicable to the Company or its Subsidiaries, which has not been satisfactorily addressed, except for violations, if any, that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 Absence of Changes in Stock or Benefit Plans

Since December 31, 2007, there has not been:

(a)	any acceleration, amendment or change of the period of exercisability or vesting of any Company Options under the Option Plans (including any discretionary acceleration of the exercise periods or vesting by the Company’s Board of Directors or any committee thereof or any other Persons administering an Option Plan) or authorization of cash payments in exchange for any Company Options under any of such Option Plans;

(b)	any adoption or material amendment by the Company or any of its Subsidiaries of any Benefit Plan; or

(c)	any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2007.

Section 3.16 ERISA Compliance

(a)	With respect to each Benefit Plan, the Company has delivered or made available to the Investor a true, correct and complete copy of: (A) each writing constituting a part of such Benefit Plan, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the IRS, if any.

(b)	The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “Qualified Plans”) that has not been revoked, and there are no existing circumstances nor any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any Qualified Plan or the related trust.

(c)	The Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all other laws applicable to the Benefit Plans. Each Benefit Plan has been administered in all material respects in accordance with its terms. No non-exempt prohibited transaction has occurred with respect to any Benefit Plan. All contributions required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full.

(d)	No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company, its Subsidiaries and their respective ERISA Affiliates (as defined below) has, in the preceding five years, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the First Closing Date.

(e)	Neither the Company nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any similar state or local law.

(f)	Except for outstanding grants under the Option Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) is reasonably expected to result in a “parachute payment” within the meaning of Section 280G of the Code.

(g)	There are no pending or, or to the Knowledge of the Company, threatened claims (other than claims for benefits in the Ordinary Course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans that would reasonably be expected to result in any material liability of the Company.

Section 3.17 Taxes

(a)	The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed with any Tax authority and in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects. None of the Company or any of its Subsidiaries has requested or been granted an extension of time within which to file any Tax Return which has not been filed. All material Taxes owed by the Company and any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)	The Company and each of its Subsidiaries has withheld and timely remitted all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party.

(c)	No dispute or claim concerning any Tax of the Company or any of its Subsidiaries has been proposed or claimed in writing by any Tax authority.

(d)	Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or extension remains in effect).

(e)	No audit, assessments of Taxes, examination by any Tax authority, proceeding or appeal of such proceeding relating to Taxes is in progress, pending or, to the Knowledge of the Company, threatened with respect to any Tax Returns filed by, or Taxes of, the Company or any of its Subsidiaries. No claim has been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that such Person(s) is or could be subject to taxation by that jurisdiction.

(f)	Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, other than agreements entered into in the Ordinary Course of Business including (x) any such customary agreements with customers, vendors, lessors or the like entered into in the Ordinary Course of Business and (y) any agreement entered into in connection with the acquisition of or disposition of any Subsidiaries. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and any of its Subsidiaries that is currently a member of the Company’s affiliated group filing a consolidated federal income tax return under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law)), as a transferee or successor, by contract, or otherwise.

(g)	Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Law or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor to the Knowledge of the Company or any of its Subsidiaries has the Internal Revenue Service (or other Tax authority) proposed or is considering proposing, any such change in accounting method. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that (individually or in the aggregate) would reasonably be expected to give rise to the payment of any amount (whether in cash or property, including shares of Common Stock or other equity interests) that would not be deductible pursuant to the terms of Sections 162(m) of the Code.

Section 3.18 Contracts; Debt Instruments

(a)	All Contracts to which the Company or its Subsidiaries is a party or is bound or to which any of their respective properties or assets is subject that are required pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act to be filed as an exhibit to any SEC Document has been filed as an exhibit to an SEC Document (each such Contract, a “Material Contract”).

(b)	None of the Company, its Subsidiaries and, to the Knowledge of the Company, none of the other parties to any of the Material Contracts has terminated any such Material Contract, except as to the extent they have previously expired or terminated in accordance with their terms.

(c)	Except as set forth in Schedule 3.18(c), each Material Contract is a legal, valid, binding and enforceable agreement (assuming due authorization, execution and delivery by the other parties thereto, and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)) of the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except to the extent they have previously expired or terminated pursuant to their terms or for any invalidity or failure to be in effect would not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect. Except for defaults arising under the Debt Documents that have been waived until August 14, 2008, neither the Company nor any such Subsidiary or, to the Knowledge of the Company, any other party thereto, is in material default or material breach under the terms of, or has provided any notice of any intention to terminate or modify, any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach thereof or a material default thereunder or would result in a termination, modification, acceleration or vesting of any material rights or obligations or loss of material benefits thereunder.

(d)	No Consent of any third party is required under any Material Contract as a result of or in connection with, and the terms and enforceability of any Material Contract will not be affected by, the execution, delivery and performance of this Agreement or the Transactions. Complete and correct copies of each Material Contract (including all waivers thereunder) have been made available to the Investor.

Section 3.19 Insurance

The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. To the Knowledge of the Company, all such policies are in full force and effect, all premiums due thereon have been paid.

Section 3.20 Employment Matters

(a)	Except as described on Schedule 3.13, the Company and each of its Subsidiaries:

(i)	is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees, officers, and directors;

(ii)	has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current or former employees, officers, and directors;

(iii)	is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and

(iv)	is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

(b)	There are no pending, or to the Knowledge of the Company, threatened claims or actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy that would reasonably be expected to result in any material liability of the Company.

(c)	No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, or to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No organizing activity, strike, work stoppage, slowdown, lockout, arbitration or grievance against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened or reasonably anticipated that would reasonably be expected to result in any material liability of the Company. There are no actions, suits, claims, labor arbitrations or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any current or former employee of the Company or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would (individually or in the aggregate) reasonably be expected to result in any material liability to the Company.

(d)	None of the Company or any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to their current or former employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

Section 3.21 Restrictions on Business Activities

There is no contract (non-compete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries, or the conduct of the Business conducted by them in any geographic area or otherwise limit the freedom of the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole, or that would limit the freedom of the Investor or any of its Subsidiaries to conduct any line of business in any geographic area following the First Closing Date.

Section 3.22 Interested Party Transactions

Since January 1, 2007, no officer or director of the Company (nor, to the Knowledge of the Company, any spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) has entered into, directly or indirectly, any Contract with the Company or its Subsidiaries that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Board Approval

The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present, (i) determined that this Agreement and the transactions contemplated hereby are advisable and (ii) resolved to recommend that the holders of shares of Common Stock approve the Company Stockholder Approval.

Section 3.24 State Takeover Statutes; Rights Plan

The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or similar statute or regulation, including Section 203 of the DGCL and Article XI of the Restated Certificate of Incorporation, applies to this Agreement or any of the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that the Distribution Date (as defined in the Rights Plan) shall not occur by virtue of the execution of this Agreement.

Section 3.25 Brokers

No broker, investment banker, financial advisor or other Person, other than the Investment Banks, the fees and expenses of which shall be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder has been provided to the Investor), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

As of the date hereof and as of the First Closing Date, the Investor represents and warrants to the Company as follows:

Section 4.1 Corporate Status; Authorization; Binding Effect

The Investor is a corporation duly organized, validly existing and, where the concept is recognized, in good standing, under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Investor of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate and stockholder action of the Investor. The Investor has duly executed and delivered this Agreement. This Agreement is a legal, valid, binding and enforceable obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.2 Governmental Approvals

The execution, delivery and performance by the Investor of this Agreement and the consummation of the Transactions requires no Governmental Approvals other than compliance with any applicable requirements of the HSR Act.

Section 4.3 No Conflicts

The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation under (i) any applicable Law, (ii) the certificate of incorporation or by-laws or other organizational documents of the Investor or (iii) any Contract applicable to the Investor or any of its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair or delay the ability of the Investor to perform its obligations under this Agreement.

Section 4.4 Purchase for Investment

The Investor is acquiring the Company Securities for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Investor is an “accredited investor” as defined in Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters and in investments of the type contemplated by this Agreement that it is capable of evaluating the merits and risks of its investment in the Company Securities and of making an informed investment decision with respect thereto. The Investor acknowledges that the Company Securities have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Investor also acknowledges that it has received sufficient information regarding the Company to evaluate fully the merits of the transactions contemplated hereby.

Section 4.5 Ability to Consummate Transactions

The Investor has or will have at the time required hereunder an amount of cash on hand necessary to consummate the transactions contemplated by the Agreement. Investor owns the Exchange Notes free and clear of all Liens.

Section 4.6 Brokers and Finders

Except for Broadpoint Capital, Inc., the fees of which will be paid by the Investor, no investment banker, broker, finder or other Person has been retained by or is authorized to act on behalf of the Investor or any of its Affiliates, and no such Person is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.7 Ownership

The Investor and its Affiliates are not the beneficial owner (as defined in Section 13(d)(3) of the Exchange Act) of any shares of Common Stock or securities convertible into or exchangeable for Common Stock, other than $21,550,000 in aggregate principal amount of the Company’s 6% Convertible Subordinated Notes due 2012.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.1 Conduct of Business

Except (i) as otherwise contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of the Investor, during the period from the date of this Agreement to the First Closing Date, the Company shall, and shall cause its Subsidiaries to, carry on their business in the Ordinary Course of Business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to (A) preserve intact their current business organizations, (B) keep available the services of their current officers and employees (as a group) and (C) preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, provided, that nothing in this Section 5.1 shall limit any action that the Board of Directors may, in good faith determine, to be consistent with their duties to the Company or required by Law. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Closing Date, except as disclosed on Schedule 5.1 or as otherwise required or contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)	(i) declare, set aside or pay any dividends on, or make any other distributions whether in cash, stock or property) in respect of, any of the Company’s capital stock, (ii) except as expressly contemplated herein, adjust, split, combine or reclassify any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, units, commitments, contracts, arrangements or undertakings of any kind that give any Person the right to receive any economic benefit and rights accruing to holders of capital stock of the Company (other than in connection with the exercise of Company Options or other stock grants in accordance with the terms of such Company Option or grant as in effect on the date hereof);

(b)	except as contemplated or required by any Debt Document and except for transfers to the Company or any Subsidiary, issue, deliver, sell, pledge, otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities, units, commitments, contracts, arrangements or undertakings of any kind that give any Person the right to receive any economic benefit and rights accruing to holders of capital stock of the Company or any Subsidiary, including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than the issuance of shares of Common Stock upon the exercise of Company Options outstanding as of the date hereof or upon conversion of the Convertible Notes);

(c)	except as expressly contemplated herein, amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

(d)	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, other than one or more of the Joint Ventures, or (ii) any assets that are material (individually or in the aggregate) to the Company and the Subsidiaries, taken as a whole, except for (A) purchases in the Ordinary Course of Business and (B) acquisition of assets pursuant to capital expenditures budgeted in the Company’s current budget, as disclosed to the Investor, (C) acquisition of equity or assets of one or more Joint Ventures and (D) transfers to the Company or any Subsidiary;

(e)	except in connection with the Debt Documents or any Joint Venture Document, mortgage, otherwise encumber or subject to any Lien (other than Permitted Liens) or, except in the Ordinary Course of Business and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets, except for transfers to the Company or any Subsidiary;

(f)	except as expressly contemplated herein, amend, modify or waive any material term of any outstanding security of the Company and its Subsidiaries;

(g)	incur, assume, guarantee or become obligated with respect to any Indebtedness, other than intercompany indebtedness, and drawings under, and guarantees of Indebtedness under, the Debt Documents or any Joint Venture Financing Document, or incur, assume, guarantee or become obligated with respect to any other material obligations other than in connection with any Joint Venture or otherwise in the Ordinary Course of Business, except for loans or advances to the Company;

(h)	make or change any Tax election or adopt or change any material Tax practice or policy (unless required by Law), change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP), settle or compromise any material Tax liability, or amend any Tax Return;

(i)	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the Ordinary Course of Business (including pursuant to the Company’s existing 10b5-1 debt repurchase plan) and in accordance with their terms, and other than payment of indebtedness owed to the Company, or modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or, subject to the fiduciary duties of the Board of Directors of the Company under the DGCL as determined by the Board of Directors in accordance with the advice of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to the Company, and upon prior written notice to Investor, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(j)

(i) grant to any current or former director or Section 16 executive officer any material increase in compensation or benefits, (ii) grant to any such director or Section 16 executive officer any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of shares of Common Stock (or other property), except for automatic acceleration in accordance with the terms of the Option Plans, or the provision of any tax gross-up), (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director or Section 16 executive officer, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plans, (v) pay or provide to any director or Section 16 executive officer any benefit not provided for under a Benefit Plan as in effect on the date hereof other than the payment of base compensation, severance (but only to the extent that such severance is paid (x) after consultation in good faith with the Investor and (y) not otherwise prohibited by this Agreement) in each case, in the Ordinary Course of Business, (vi) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union contract or Benefit Plan, or (vii) take any action to accelerate any material rights or benefits, including vesting and payment, under any collective bargaining agreement or Benefit Plan;

(k)	(i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the First Closing Date or (ii) omit or agree or commit to omit to take any commercially reasonable action within its control necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(l)	permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the Ordinary Course of Business and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(m)	authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2 Access to Information

From the date hereof until the Second Closing Date, the Company shall give the Investor, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice and in such manner as not to interfere unreasonably with the conduct of the Business) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, and books and records of the Company and its Subsidiaries (including to perform any environmental studies), shall furnish to the Investor, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such Persons may reasonably request, and shall instruct the Company’s and its Subsidiaries’ employees, counsel and financial advisors to cooperate with the Investor in its reasonable investigation of the Business. Nothing herein shall require the Company or any Subsidiary to disclose any information to the extent (i) prohibited by applicable Law, or (ii) that such disclosure would reasonably be expected to cause a violation of any Contract to which the Company or any Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Subsidiary.

Section 5.3 No Solicitation

The Company agrees that until the First Closing Date neither the Company nor any of its Subsidiaries nor any of the respective officers and directors shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, initiate, continue, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any Investment Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with (other than to state that they are not permitted to have discussions), any Person relating to an Investment Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Investment Proposal or, enter into any agreement or understanding with any other Person or entity with the intent to effect any Investment Proposal. The Company shall use its best efforts to inform the individuals or entities referred to in the first sentence hereof of its obligations undertaken in this Section 5.3. The Company shall notify the Investor immediately, orally and in writing (including the names of any party making and the principal terms of any such proposal), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with the Company. The Company shall keep the Investor fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry. Immediately following the execution of this Agreement, the Company shall request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof or investing in the Company to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

Section 5.4 Fair Price Structure

The Company shall take all actions necessary so that the Investor is an “Exempt Person” under the Rights Plan, so long as the Stockholders Agreement is in full force and effect and the Investor is in compliance with the Stockholders Agreement in all material respects. If any “fair price,” “control share acquisition” or “moratorium” statute or other anti-takeover or similar statute or regulation, including Section 203 of the DGCL and Article XI of the Restated Certificate of Incorporation, or any state “blue sky” statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the Transactions contemplated hereby.

Section 5.5 Consultation

In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the First Closing Date, the Company shall use reasonable efforts to consult in good faith on a regular basis with the representatives of the Investor to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by the Investor or its representatives. The Investor acknowledges that it shall not have any approval rights under this Section 5.5. The Company acknowledges that any such consultation shall not constitute a waiver by the Investor of any rights it may have under this Agreement and that the Investor shall not have any liability or responsibility for any actions of the Company, any of its Subsidiaries or any of their respective directors or officers with respect to matters that are the subject of such consultations.

Section 5.6 Rights Offering

(a)	As soon as reasonably practicable after the First Closing, the Company shall offer to each then-record holder of Common Stock (each a “Special Offeree”) the transferable right to purchase up to such Special Offeree’s pro rata share (based upon, as of the record date set for the Rights Offering, the number of shares of Common Stock owned by such Special Offeree relative to the number of shares of Common Stock owned by all Special Offerees) of approximately Fifty Million (50,000,000) shares of Common Stock (the “Rights Offer Shares”) at a price per share in cash equal to Three Dollars and Five Cents ($3.05) (the “Rights Offering Per Share Purchase Price”).

(b)	Rights Offering Documents.

(i)	In connection with the Rights Offering, the Company shall prepare an offering memorandum, subscription documents, and all other documents necessary to be distributed to Special Offerees in order to consummate the Rights Offering (collectively, the “Rights Offering Documents”) and a Company Registration Statement, to the extent necessary, and to promptly mail such Rights Offering Documents to Special Offerees. The Rights Offering Documents shall be in customary form. The Company shall provide to the Investor copies of all substantial drafts of the Rights Offering Documents, and all modifications thereto, prior to the distribution of such Rights Offering Documents to Special Offerees and shall consult with the Investor in connection therewith, and such Rights Offering Documents shall be in form and substance reasonably satisfactory to the Investor. The Rights Offering Documents shall not contain any untrue statement of a material fact, and shall not omit to state a material fact necessary to make the statements contained therein, under the circumstances under which such statements were made, not misleading. If, subsequent to the distribution of the Rights Offering Documents to Special Offerees, and prior to consummation of the Rights Offering, the Company or the Investor become aware of any untrue statement or omission of material fact in the Rights Offering Documents, the Company or the Investor shall immediately inform the other. The Company shall thereafter promptly prepare and distribute to all Special Offerees a supplement to the Rights Offering Documents (the “Rights Offering Supplement”). Such Rights Offering Supplement shall clarify and correct any untrue statement or omission. Any Rights Offering Supplement must be reasonably satisfactory in form and substance to the Investor.

(ii)	The Company shall engage its transfer agent, as the agent for the Rights Offering.

(iii)	Any Special Offeree that elects to subscribe for Rights Offer Shares shall fill out a Rights Offering subscription form in accordance with the instructions set forth in the Rights Offering Documents and send such forms back to the Company within 30 days from the date of the Rights Offering Documents (the “Rights Offering Period”). At the closing of the Rights Offering, the Company shall issue to each Special Offeree the number of Rights Offer Shares so subscribed for by such Special Offeree. In the Second Closing, subject to the terms and conditions set forth herein, any Rights Offer Shares not so subscribed for by Special Offerees within the Rights Offering Period (the “Remaining Offer Shares”) shall be purchased on a per share equivalent by the Investor in the form of Senior Preferred Stock (or, if the Company Stockholder Approval has been obtained, Junior Preferred Stock) at a per share equivalent price equal to the Rights Offering Per Share Purchase Price.

(c)	The Investor agrees not to effect any sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock (including the Subject Senior Preferred Shares and the Commitment Fee Shares), during the 15-day period prior to, and during the 30-day period beginning on, the date of the Rights Offering Documents, provided that the Investor is timely notified of such date in writing by the Company.

(d)	Notwithstanding anything herein to the contrary, the Rights Offering shall be consummated following the expiration of the Rights Offering Period and the receipt of the Company Stockholder Approval, if required for such consummation.

Section 5.7 Amendment and Restatement of Bylaws

Upon receipt of the Company Stockholder Approval with respect to the New Charter, the Company and the Board shall take all necessary action to ensure that the Bylaws of the Company are amended substantially in the form attached hereto as Exhibit F, with such other changes as the Board of Directors approves, with the consent of the Investor, which consent shall not be unreasonably delayed or withheld.

ARTICLE VI

COVENANTS OF THE INVESTOR AND THE COMPANY

Section 6.1 Stockholder Meeting; Proxy Material

(a)

The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the Company Stockholder Approval. The Board of Directors shall recommend approval of the Company Stockholder Approval. In connection with such meeting, the Company (i) shall promptly prepare and file with the SEC, shall use its commercially reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for such meeting, (ii) shall use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Company Stockholder Approval, and (iii) shall otherwise comply with all legal requirements applicable to such meeting. The Company has been advised that all of its directors and executives currently intend to vote all shares owned by them in favor of the Company Stockholder Approval. The Company shall provide the Investor with a copy of the preliminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and shall consult with the Investor in connection therewith. The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Transactions. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which the Investor reasonably and timely objects. In the event that the Company Stockholder Approval necessary to permit the conversion of the Senior Preferred Stock and the Junior Preferred Stock is not obtained at the Company Stockholder Meeting, the Company shall include a proposal to approve and the Board of Directors shall recommend the approval of such issuance and, if necessary, a further amendment to the Certificate of Incorporation of the Company to increase the authorized shares to an amount sufficient to allow for conversion of the shares of Capital Stock and exercise of Warrants purchased by the Investor hereunder, at a meeting of its stockholders no less than once in each subsequent six-month period beginning on September 15, 2008 and until such approval is obtained or made.

(b)	Unless this Agreement has been terminated pursuant to Article IX prior to the First Closing Date, the Investor agrees that, at any meeting of the Company’s stockholders held to vote on the Company Stockholder Approval, the Investor shall vote and shall cause its Affiliates to vote the Senior Preferred Stock beneficially owned by the Investor or its Affiliates and any other shares of the Company’s voting stock that Investor or its Affiliates may beneficially own or acquire in favor of the Company Stockholder Approval.

Section 6.2 Reasonable Efforts; Notification

(a)

Each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Transactions and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Proxy Statement and Company

Registration Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)	Notwithstanding anything to the contrary in Section 6.2(a), (i) neither the Investor nor any of its Subsidiaries shall be required to divest, or cause or permit the Company or its Subsidiaries or Affiliates to divest, any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), business or results of operations or prospects of the Investor and its Subsidiaries taken as a whole or of the Company and its Subsidiaries taken as a whole, or all such entities taken together, and (ii) the Investor shall not be required to waive any of the conditions to the Transactions set forth in Section 8.1 and Section 8.2.

(c)	The Company shall give prompt notice to the Investor of (i) any representation or warranty made by it contained in this Agreement that to the Knowledge of the Company has become untrue or inaccurate in any material respect or (ii) to the Knowledge of the Company, the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(d)	The Investor shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement that to the knowledge of the Investor has become untrue or inaccurate in any material respect or (ii) to the knowledge of the Investor, the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(e)	The Company shall give prompt notice to the Investor, and the Investor shall give prompt notice to the Company, of:

(i)	any notice or other communication received by it from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)	any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii)	any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, or to the knowledge of the Investor, as applicable, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, (A) if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 3.13, 3.14, 3.16 or 3.17 or (B) relate to this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 6.3 Employee Incentives

The Compensation Committee of the Board of Directors shall, as promptly as practicable, take all actions reasonably necessary to consider implementing new management and employee incentives that it determines, in the exercise of its fiduciary duties, are in the best interests of the Company and its stockholders.

Section 6.4 Public Announcements

The Investor and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and without the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the Parties.

ARTICLE VII

CONDITIONS PRECEDENT TO THE FIRST CLOSING

Section 7.1 Conditions to Obligations of Each Party

The obligations of the Parties to consummate the First Closing Transactions contemplated hereby shall be subject to the satisfaction or waiver by both Parties on or prior to the First Closing Date of the following conditions:

(a)	No Injunctions. The consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable Law and no proceeding by any Governmental Authority challenging such transactions in any material respect shall have been initiated or threatened (or initiated by any other Person before any court of competent jurisdiction that has a reasonable likelihood of success to enjoin or prohibit the consummation of the transactions contemplated hereby, including the exercise of any material rights of the Investor contemplated hereby).

Section 7.2 Conditions to Obligations of the Investor

The obligations of the Investor to consummate the First Closing Transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Investor) on or prior to the First Closing Date of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of the Company contained in this Agreement, in the aggregate, shall be true and correct in all respects both when made and as of the First Closing Date (or in the case of representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Covenants. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.

(c)	Certificate. The Company shall have delivered to the Investor a certificate, dated the First Closing Date and signed by its duly authorized executive officer, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)	Deliveries; Share Certificates. As of the First Closing Date, the Company shall have delivered all of the deliveries and share certificates as provided in Section 2.3(a) and Section 2.4(a).

(e)	Amendment of Rights Plan. The Rights Plan shall have been amended to add the Investor as an “Exempt Person” as defined in the Rights Plan (the “Rights Plan Amendment”) in form and substance reasonably satisfactory to the Investor.

(f)	Opinion of Counsel. The Investor shall have received an opinion, in the form attached hereto as Exhibit G, addressed to it and dated the First Closing Date, from Gibson, Dunn & Crutcher LLP, counsel to the Company.

(g)	Amendment of Senior Credit Facilities. The Revolving Credit Agreement, dated as of August 31, 2005, the Term Loan A Credit Agreement, dated as of May 5, 2006, and the Term Loan B Credit Agreement, dated as of May 5, 2006 shall have been amended in a manner reasonably satisfactory to and consistent with the prior discussions between the Investor and the Company.

(h)	No Material Adverse Effect. Since the date hereof, there shall not have been any event, occurrence or development of a state of circumstances that (individually or in the aggregate) has had or would reasonably be expected to have a Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Company), on or prior to the First Closing Date, of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of the Investor contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date hereof and as of the First Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b)	Covenants. The Investor shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.

(c)	Certificate. The Investor shall have delivered to the Company a certificate, dated the First Closing Date and signed by its duly authorized officer, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d)	Deliveries. As of the First Closing Date, the Investor shall have delivered all of the deliveries and certificates as provided in Section 2.3(a) and Section 2.5(a).

(e)	Opinion of Counsel. The Company shall have received an opinion, in the form attached hereto as Exhibit H, addressed to it and dated the First Closing Date, from Bracewell & Giuliani.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE SECOND CLOSING

Section 8.1 Conditions to Obligations of Each Party

The obligations of the Parties to consummate the Second Closing Transactions contemplated hereby shall be subject to the satisfaction or waiver by both Parties on or prior to the Second Closing Date of the following conditions:

(a)	First Closing Consummated. The First Closing shall have occurred.

(b)	Rights Offering Completed. The Rights Offering Period shall have expired.

(c)	No Injunctions. The consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable Law and no proceeding by any Governmental Authority challenging such transactions in any material respect shall have been initiated or threatened (or initiated by any other Person before any court of competent jurisdiction that has a reasonable likelihood of success to enjoin or prohibit the consummation of the transactions contemplated hereby, including the exercise of any material rights of the Investor contemplated hereby).

Section 8.2 Conditions to Obligations of the Investor

The obligations of the Investor to consummate the Second Closing Transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Investor) on or prior to the Second Closing Date of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of the Company contained in Sections 3.1, 3.2(a), 3.3, and 3.4 of this Agreement, in the aggregate, shall be true and correct in all respects both when made and as of the Second Closing Date (except in the case of representations and warranties that are made as of a specified date within such sections, such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Covenants. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.

(c)	Certificate. The Company shall have delivered to the Investor a certificate, dated the Second Closing Date and signed by its duly authorized executive officer, to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

(d)	Time of Second Closing Consummation. The Second Closing shall have been consummated by March 31, 2009, provided, that this shall not be a condition to the obligations of the Investor if the failure to consummate the Second Closing is due to the failure of the Investor to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to the Second Closing.

(e)	Deliveries; Share Certificates. As of the Second Closing Date, the Company shall have delivered all of the deliveries and certificates for shares as provided in Section 2.4(b).

Section 8.3 Conditions to Obligations of the Company

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Company), on or prior to the Second Closing Date, of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of the Investor contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date hereof and as of the Second Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b)	Covenants. The Investor shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Second Closing Date.

(c)	Certificate. The Investor shall have delivered to the Company a certificate, dated the Second Closing Date and signed by its duly authorized officer, to the effect that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

(d)	Time of Second Closing Consummation. The Second Closing shall have been consummated by March 31, 2009, provided, that this shall not be a condition to the obligations of the Company if the failure to consummate the Second Closing is due to the failure of the Company to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to the Second Closing.

(e)	Deliveries. As of the Second Closing Date, the Investor shall have delivered all of the deliveries as provided in Section 2.5(b).

ARTICLE IX

TERMINATION

Section 9.1 Termination

This Agreement may be terminated at any time prior to the First Closing:

(a)	by the written agreement of the Investor and the Company;

(b)	by either the Company or the Investor by written notice to the other Party if the First Closing Transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. New York City time on July 31, 2008, unless such date shall be extended by the mutual written consent of the Company and the Investor;

(c)	by either the Company or the Investor by written notice to the other Party if any Governmental Authority shall have issued an Order (which Order the Parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; or

(d)	by either the Company or the Investor by written notice to the other Party if any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party prior to the Closing.

Section 9.2 Effect of Termination

In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its Affiliates or Representatives, except as specified in this Section 9.2 and Sections 11.1, 11.5, 11.12 and 11.13 and except for any liability resulting from such Party’s breach of this Agreement.

ARTICLE X

SURVIVAL

Section 10.1 Survival of Representations and Warranties and Covenants

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below (and the Parties expressly waive and disclaim any statute of limitation prescribing a longer period in which to bring suit):

(a)	the representations and warranties of the Company, except for those contained in Sections 3.1, 3.2(a), 3.3 and 3.4 shall terminate at the First Closing;

(b)	the representations and warranties of the Company contained in Sections 3.1, 3.2(a), 3.3 and 3.4(a), (b) and (e) and of the Investor shall survive without limitation;

(c)	all covenants, agreements and obligations required to be performed at or before the First Closing shall terminate at the First Closing; and

(d)	all covenants, obligations and agreements of each Party contained in this Agreement (other than those required to be performed at or before the First Closing, which shall terminate at the First Closing), shall survive the Second Closing Date indefinitely in accordance with their respective terms.

Notwithstanding the expiration of any such survival period, if any Party has provided notice with respect to a breach of representation or warranty within the applicable survival period, the relevant representation or warranty shall survive, solely with respect to such claim as is asserted in such notice, until the claim has been finally resolved.

Except as set forth in the preceding paragraph, the Investor hereby waives, from and after the First Closing, any and all other remedies which may be available to it, at law or equity, for any breach or inaccuracy or alleged breach or inaccuracy of the representations and warranties or covenants of the Company that terminate at the First Closing, whether such remedies arise under claims in contract, tort or otherwise; provided, that nothing herein shall limit in any way the Investor’s remedies in respect of fraud or willful misconduct by the Company in connection herewith or the Transactions.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses

Except as otherwise provided in this Agreement, the Company, on the one hand, and the Investor, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’ and auditors’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated, except that, if the First Closing occurs, the Company shall pay the reasonable out-of-pocket fees and expenses of the Investor (including fees and expenses of counsel, accountants and financial and other advisors), incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the exhibits hereto and the Transactions, provided, that the Company shall not be required to pay in excess of Six Hundred Million Five Hundred Ninety Thousand Dollars ($6,590,000) in the aggregate.

Section 11.2 Notices

(a)	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English;

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognized courier company.

(b)	A Notice to the Investor shall be sent to at the following address, or such other person or address as Investor may notify to the Company from time to time:

MatlinPatterson Global Advisers LLC

520 Madison Avenue

35th Floor

New York, NY 10022-4213

Phone: (212) 655-9500

Fax: (212) 651-4011

Attention: David Matlin

with a copy to:

Bracewell & Giuliani, LLP

1177 Avenue of the Americas

19th Floor

New York, NY 10036

Tel: (212) 508-6100

Fax: (212) 508-6101

Attention: Mark E. Palmer and Robb Tretter

(c)	A Notice to the Company shall be sent to the Company at the following address, or such other person or address as the Company may notify to the Investor from time to time:

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Tel: (949) 789-1600

Fax: (949) 789-1608

Attention: Clay A. Halvorsen

with a copy to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Tel: (949) 451-3800

Fax: (949) 451-4220

Attention: Michelle Hodges

(d)	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; and

(ii)	at the expiration of two hours after completion of the transmission, if sent by facsimile,

provided that if a Notice would become effective under the above provisions after 5:30 p.m. on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m. on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

Subject to the foregoing provisions of this Section 11.2, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand, registered post or courier to the relevant address pursuant to the above provisions or that the facsimile transmission report (call back verification) states that the communication was properly sent.

Section 11.3 Entire Agreement

This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, and all contemporaneous oral agreements and understandings, between the Parties with respect to the subject matter hereof and thereof.

Section 11.4 Schedules

The disclosure of any matter in the Schedules referenced by a particular Section shall be deemed to be disclosed with respect to any other Section as and to the extent that the relevance of such matter to such other Section is readily apparent on the face of such disclosure. The disclosure of any matter in the Schedules shall not be construed as an admission that such disclosed matter is material.

Section 11.5 Confidentiality

The Parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, the Parties shall continue to be bound by the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.6 Amendment; Waivers

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement shall not be construed as a waiver of any other breach or default of a similar nature, and the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

Section 11.7 Severability

If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be inoperative or unenforceable or excessively broad as to duration, geographical scope, activity or subject, the Parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent possible.

Section 11.8 Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 11.9 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.10 Assignment

This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, provided that the Investor may assign this Agreement to one or more of its Affiliates, provided further that any such assignment shall not release the Investor or the Funds from their respective obligations hereunder or relating hereto.

Section 11.11 No Third Party Beneficiaries

Nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 11.12 Governing Law

This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 11.13 Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14 Time of Essence

Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.15 Specific Performance

Subject to Section 10.1, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court of the State of New York, located in the State, City and County of New York (this being in addition to any other remedy to which they are entitled at law or in equity), and each Party hereto agrees to waive in any action for such enforcement the defense that a remedy at law would be adequate.

In Witness Whereof, the Parties have duly executed this Agreement as of the date first above written.

MP CA HOMES LLC

By:	/s/ Lawrence M. Teitelbaum
Name:	Lawrence M. Teitelbaum
Title:	Vice President

STANDARD PACIFIC CORP.

By:	/s/ Jeffrey V. Peterson
Name:	Jeffrey V. Peterson
Title:	Chairman, CEO and President

[SIGNATURE PAGE TO INVESTMENT AGREEMENT]

EXHIBIT A

Form of Senior Preferred Stock Certificate of Designations

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

SENIOR CONVERTIBLE PREFERRED STOCK

OF STANDARD PACIFIC CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Standard Pacific Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on May [__], 2008, adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors hereby designates 1,500,000 shares of the preferred stock, par value $.01 per share, of the Corporation as “Senior Convertible Preferred Stock” (the “Senior Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Senior Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Senior Convertible Preferred Stock”. The number of shares constituting such series shall be 1,500,000. The Senior Preferred Stock shall have par value $.01 per share and the liquidation preference of the Senior Preferred Stock shall initially be $1,000 per share.

Section 2. Ranking. The Senior Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of preferred stock established after the Effective Date by the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (ii) senior to the Corporation’s common stock (the “Common Stock”), Series A Junior Participating Cumulative Preferred Stock, Series B Junior Participating Convertible Preferred Stock (the “Series B Preferred Stock”) and each other class or series of capital stock outstanding or established after the Effective Date by the

Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”). The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Certificate of Designations, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons. For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b) “Aggregate Share Cap” has the meaning set forth in Section 14(f).

(c) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(d) “As-Converted Basis” means with respect to (i) any share of Senior Preferred Stock, such number of shares of Common Stock that such share of Senior Preferred Stock would be convertible into assuming that the Stockholder Approvals have been granted and that shares of Series B Preferred Stock received in exchange for such share of Senior Preferred Stock are contemporaneously converted into shares of Common Stock, and (ii) any share of Series B Preferred Stock, such number of shares of Common Stock that such share of Series B Preferred Stock would be convertible.

(e) “Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Certificate of Designations, such Person or Group shall be deemed to have “beneficial ownership” of all shares that any such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(f) “Board of Directors” has the meaning set forth in the preamble hereto.

(g) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(h) “Certificate of Designations” has the meaning set forth in the preamble hereto.

(i) “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(j) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

(k) “Common Stock” has the meaning set forth in Section 2.

(l) “Conversion Price” means for each share of Senior Preferred Stock, $1,000.00 per share, provided, that such price shall be subject to adjustment as set forth herein.

(m) “Corporation” has the meaning set forth in the preamble hereto.

(n) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o) “Dividend Restriction” has the meaning set forth in Section 4(c).

(p) “Effective Date” means the date on which shares of the Senior Preferred Stock are first issued.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(r) “Exchange Property” has the meaning set forth in Section 11(a).

(s) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10, provided that if the issuance or distribution giving rise to an adjustment to the Conversion Price does not result from such an issuance or distribution on the Common Stock, then the Ex-Date shall be the effective date of the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(t) “Fundamental Change” means one of the following:

(i) a “person” or “group” (other than any “person” or “group” that includes the Investor or any of its Affiliates) within the meaning of Section 13d of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Company representing more than fifty percent (50%) of the voting power of the outstanding Voting Stock; or

(ii) the occurrence, prior to the Mandatory Conversion Date, of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, with, into or to any Person other than any of the Corporation’s subsidiaries or the Investor or any of its affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(u) “Holder” means the Person in whose name the shares of the Senior Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Senior Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(v) “Investor” means MP CA Homes LLC and its permitted successors.

(w) “Junior Securities” has the meaning set forth in Section 2.

(x) “Liquidation Preference” means, as to the Senior Preferred Stock, $1,000 per share, plus any accrued dividends, whether or not declared.

(y) “Liquidation Transaction” has the meaning set forth in Section 5(a).

(z) “Mandatory Conversion Date” means, with respect to the shares of Senior Preferred Stock of any Holder, the day on which the Corporation has received all Stockholder Approvals necessary to permit such Holder to convert such shares of Senior Preferred Stock into authorized shares of Series B Preferred Stock without such conversion resulting in a Violation (and permitting shares of Common Stock to be issued upon conversion of the Series B Preferred Stock).

(aa) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(bb) “Parity Securities” has the meaning set forth in Section 2.

(cc) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(dd) “Record Date” has the meaning set forth in Section 4(e).

(ee) “Reorganization Event” has the meaning set forth in Section 11(a).

(ff) “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(gg) “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(hh) “Senior Preferred Stock” has the meaning set forth in the preamble hereto.

(ii) “Series B Preferred Stock” has the meaning set forth in Section 2.

(jj) “Special Dividend” has the meaning set forth in Section 4(c).

(kk) “Special Dividend Rate” means (i) from and after September 15, 2008 to but not including March 15, 2009, 17%, (ii) from and after March 15, 2009 to but not including September 15, 2009, 17.5%, (iii) from and after September 15, 2009 to but including March 15, 2010, 18%, (iv) from and after March 15, 2010 to but not including September 15, 2010, 18.5%, (iv) from and after September 15, 2010 to but not including March 15, 2011, 19%, (v) from and after March 15, 2011 to but not including September 15, 2011, 19.5%, (vi) from and after September 15, 2011, 20%.

(ll) “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to (i) approve the conversion of the Senior Preferred Stock into the Series B Preferred Stock and the Series B Preferred Stock into Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, and (B) amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series B Preferred Stock (including without limitation shares of Series B Preferred Stock issued in exchange for and following the conversion of shares of Senior Preferred Stock) into Common Stock.

(mm) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(nn) “Violation” means a violation of the stockholder approval requirements of Section 312.03 of the NYSE Listed Company Manual.

(oo) “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, (i) non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and (ii) cumulative dividends as set forth in Section 4(c), and no more.

(b) If the Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then the Board of Directors shall declare and pay to the Holders of the Senior Preferred Stock a cash dividend in an amount per share of Senior Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Senior Preferred Stock would then be ultimately convertible if Stockholder Approvals had been obtained.

(c) Unless the Stockholder Approvals shall have been obtained on or before September 15, 2008, until the date of receipt of all Stockholder Approvals, in addition to the dividends provided for in Section 4(b), dividends shall commence accruing from September 15, 2008 and continue to accrue, whether or not declared, and be payable quarterly in arrears on December 15, March 15, June 15 and September 15 of each year (each, a “Section 4(c) Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day; provided that the first date that such dividends shall be declared by the Board shall be September 15, 2009 or the next succeeding Business Day. Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will, for each outstanding share of Senior Preferred Stock, accrete at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and will be computed on the basis of a 360-day year of twelve 30-day months and, for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. Special Dividends accrued and payable during any Section 4(c) Dividend Period will be added to the Liquidation Preference on the earliest of (i) such Section 4(c) Dividend Payment Date, (ii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of a liquidation, dissolution or winding up of the Corporation, or (iii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of receipt of all Stockholder Approvals.

Each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.”

(d) Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Junior Securities unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Senior Preferred Stock.

(e) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date (each, a “Record Date”), which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4(c), shall be on the first day of the month in which the relevant Section 4(c) Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month.

(f) Dividends payable pursuant to Section 4(b) on the Senior Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Common Stock, the Holders of such Senior Preferred Stock will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Senior Preferred Stock or the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock.

(g) If the Mandatory Conversion Date with respect to any share of Senior Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Senior Preferred Stock will have the right to receive a pro rata portion of any corresponding dividends on the Senior Preferred Stock for the period up to and including the Mandatory Conversion Date. If the Mandatory Conversion Date with respect to any share of Senior Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Transaction”), each Holder at the time shall be entitled to receive for each share of Senior Preferred Stock held by such Holder liquidating distributions in the amount of the greater of (i) the then-current Liquidation Preference per share of Senior Preferred Stock, plus an amount equal to any accrued dividends, whether or not declared thereon to and including the date of such liquidation, to the extent not added to the Liquidation Preference pursuant to Section 4(c), provided, that, if a liquidation, dissolution, or winding up occurs prior to the December 15, 2008, the accrued Special Dividend, whether or not declared, shall be deemed to be the full amount that would have accrued between September 15, 2008 and December 15, 2008, and (ii) the amount that would be payable if the share of Senior Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Series B Preferred Stock equal to the Liquidation Preference divided by the Applicable Conversion Price and the shares of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock in accordance with the terms thereof; in each case out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Series B Preferred Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders of the Senior Preferred Stock shall not be entitled to participate in any further distribution of the remaining assets of the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any Liquidation Transaction, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Senior Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up; provided, that, a Fundamental Change shall constitute a liquidation, dissolution or winding up of the Corporation unless waived by the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding voting as a single class.

Section 6. Maturity. The Senior Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions. The Senior Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8. Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, such share of Senior Preferred Stock shall automatically convert into shares of Series B Preferred Stock as set forth below. The number of shares of Series B Preferred Stock into which a share of Senior Preferred Stock shall be convertible shall be determined by dividing the then-current Liquidation Preference by the Applicable Conversion Price (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares in accordance with Section 13.

Section 9. Conversion Procedures.

(a) Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Corporation shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date applicable to such Holder;

(ii) the number of shares of Series B Preferred Stock to be issued upon conversion of each share of Senior Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) the place or places where certificates for shares of Senior Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Series B Preferred Stock.

(b) In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after the Mandatory Conversion Date, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8. Effective immediately prior to the close of business on the Mandatory Conversion Date with respect any share of Senior Preferred Stock, dividends shall no longer be declared or accrue on any such converted share of Senior Preferred Stock and such share of Senior Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared or accrued and unpaid dividends on such share to the extent provided in Section 4(h) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Series B Preferred Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, shares of Series B Preferred Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Senior Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Series B Preferred Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Series B Preferred Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Series B Preferred Stock or other securities issuable upon conversion) by virtue of holding such share of Senior Preferred Stock.

(d) Shares of Senior Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Senior Preferred Stock.

(e) The Person or Persons entitled to receive the Series B Preferred Stock and/or cash, securities or other property issuable upon conversion of Senior Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Series B Preferred Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Series B Preferred Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Senior Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, certificates representing shares of Series B Preferred Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Senior Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments.

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Series B Preferred Stock in shares of Series B Preferred Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Series B Preferred Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Series B Preferred Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Series B Preferred Stock. If the Corporation subdivides, splits or combines the shares of Series B Preferred Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Series B Preferred Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Series B Preferred Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Series B Preferred Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Series B Preferred Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Series B Preferred Stock at less than the Current Market Price (on an As-Converted Basis) on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y
OS0 + X

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Series B Preferred Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Series B Preferred Stock equal to the aggregate price payable to exercise such rights or warrants divided by the aggregate Current Market Price of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock.

For the purposes of this clause (iii), the number of shares of Series B Preferred Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Series B Preferred Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Series B Preferred Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Series B Preferred Stock actually delivered. In determining the aggregate offering price payable for such shares of Series B Preferred Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv) Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Series B Preferred Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any dividend or distribution referred to in clause (i) above, (b) any rights or warrants referred to in clause (iii) above, (c) any dividend or distribution paid exclusively in cash, (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and (e) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0

SP0 = the aggregate Current Market Price of the Common Stock issuable upon conversion of one share of Series B Preferred Stock.

FMV = the fair market value of the portion of the distribution applicable to one share of Series B Preferred Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Series B Preferred Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0+ MPs

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution aggregated for all Common Stock issuable upon conversion of one share of Series B Preferred Stock.

MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Series B Preferred Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Series B Preferred Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of the Series B Preferred Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Senior Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with a Liquidation Transaction, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

SP0 = the aggregate Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date that is issuable upon conversion of one share of Series B Preferred Stock.

DIV = the amount per share of Series B Preferred Stock of the dividend or distribution.

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Series B Preferred Stock where the cash and the value of any other consideration included in the payment per share of the Series B Preferred Stock exceeds the aggregate Closing Price for the shares of the Common Stock issuable upon conversion of one share of Series B Preferred Stock, with such Trading Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

SP0 = the aggregate Closing Price for the shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock, with such Trading Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Series B Preferred Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Series B Preferred Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Series B Preferred Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made with respect to such shares.

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Senior Preferred Stock, Holders will receive, in addition to the shares of Series B Preferred Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Series B Preferred Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may, with the consent of Holders of a majority of the Senior Preferred Stock, make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Series B Preferred Stock resulting from any dividend or distribution of shares of Series B Preferred Stock (or issuance of rights or warrants to acquire shares of Series B Preferred Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Senior Preferred Stock (including without limitation pursuant to Section 4(b)), without having to convert the Senior Preferred Stock, as if they held the full number of shares of Series B Preferred Stock into which a share of the Senior Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Series B Preferred Stock or Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Series B Preferred Stock under any plan;

(B) upon the issuance of any shares of Series B Preferred Stock or Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Series B Preferred Stock or Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Senior Preferred Stock were first issued and not substantially amended thereafter;

(D) for a change in the par value or no par value of Series B Preferred Stock; or

(E) for accrued and unpaid dividends on the Senior Preferred Stock.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the one percent threshold set forth in Section 10(c); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one percent threshold set forth in Section 10(c) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event of and only if such events are not a Fundamental Change:

(i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock including into securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Senior Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, when and if convertible pursuant to the terms hereof, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock (on an As-Converted Basis) into which the share of Senior Preferred Stock would then be convertible assuming receipt of all Stockholder Approvals (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Senior Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the Mandatory Conversion Date.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Series B Preferred Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, the securities, cash and other property that such Holders would have been entitled to receive upon a liquidation, dissolution or winding up of the Corporation pursuant to Section 5, or (ii) in each case, subject to obtaining the required consent specified in Section 5(c), (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change; provided, that the Senior Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) Holders of the Senior Preferred Stock shall be entitled to vote, on an As-Converted Basis, with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, provided, that the votes attributable to such shares with respect to any Holder shall automatically be reduced, (i) pro rata amongst all Holders, such that the total voting power of all of the shares of Senior Preferred Stock is not more than 19.99% of the total voting power of the outstanding Common Stock on the date of issuance of the Senior Preferred Stock and (ii) pro rata amongst Holders included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such Holder, and in making any such pro rata determination, taking into account any other Capital Stock beneficially owned by such Holders, so that no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), except that for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the total voting power of the Voting Stock. The voting rights set forth in this Section 12(a) shall be interpreted consistent with the definition of “Change of Control” set forth in the indentures governing the Corporation’s public notes, outstanding on the date hereof, such that a “Change of Control” shall not occur as a result of the voting rights of any Holders of the Senior Preferred Stock (and, for this purpose, taking into account any other Holders included in the same “person” or “group” as such Holder and any other Capital Stock beneficially owned by such Holder, including any other Holders included in the same “person” or “group”). For the avoidance of doubt, such determination of total voting power of the Voting Stock shall include all Capital Stock beneficially owned, and not just the Senior Preferred Stock.

(b) So long as any shares of Senior Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Senior Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Certificate of Incorporation including any certificate of designations (whether by merger, consolidation, business combination or otherwise) to authorize or create, or increase the authorized amount of, any shares of, any Parity Securities or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the Senior Preferred Stock in the payment of dividends or in the distribution of assets in a Liquidation Transaction; or

(iii) the consummation of a binding share exchange or reclassification involving the Senior Preferred Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separable right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Senior Preferred Stock shall become convertible into Exchange Property, or (z) in each case, subject to obtaining the required consent specified in Section 5(c) (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of the Senior Preferred Stock, or any securities convertible into preferred stock ranking equally with and/or junior to the Senior Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a Liquidation Transaction, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Senior Preferred Stock and the Holders will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Senior Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Senior Preferred Stock shall have been converted into shares of Series B Preferred Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Series B Preferred Stock will be issued as a result of any conversion of shares of Senior Preferred Stock.

(b) In lieu of any fractional share of Series B Preferred Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock (on an As-Converted Basis) determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Senior Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Series B Preferred Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Senior Preferred Stock so surrendered.

Section 14. Reservation of Capital Stock.

(a) Following the receipt of the Stockholder Approvals, the Corporation shall at all times reserve and keep available out of its authorized and unissued Series B Preferred Stock and Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Senior Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Series B Preferred Stock and Common Stock as shall from time to time be issuable upon the conversion of all the shares of Senior Preferred Stock or Series B Preferred Stock issuable in respect of Senior Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Closing Price. For purposes of this Section 14(a), the number of shares of Series B Preferred Stock that shall be deliverable upon the conversion of all outstanding shares of Senior Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Senior Preferred Stock, as herein provided, shares of Series B Preferred Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Series B Preferred Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Series B Preferred Stock delivered upon conversion of the Senior Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Senior Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Series B Preferred Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e) The Corporation hereby covenants and agrees that, if at any time the Series B Preferred Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Series B Preferred Stock shall be so listed on such exchange or automated quotation system, all the Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Series B Preferred Stock until the first conversion of

Senior Preferred Stock into Series B Preferred Stock in accordance with the provisions hereof, the Corporation covenants to list such Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time. For the avoidance of doubt, nothing herein shall require the Corporation to list the Series B Preferred Stock or the Senior Preferred Stock.

(f) Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall the Corporation be required to deliver shares of Series B Preferred Stock upon conversion of the Senior Preferred Stock in excess of 5,000,000 shares (subject to any adjustments to the Conversion Price provided in Section 10) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Corporation be required to deliver cash in lieu of any shares of Series B Preferred Stock otherwise deliverable hereunder in excess of the Aggregate Share Cap.

Section 15. Repurchases of Junior Securities. For as long as the Senior Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or acquire any of its Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan and (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

Section 16. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing any Senior Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing any Senior Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Senior Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Series B Preferred Stock pursuant to the terms of the Senior Preferred Stock formerly evidenced by the certificate.

Section 17. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to: Standard Pacific Corp., 15326 Alton Parkway, Irvine, CA 92618, Attention: Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Senior Preferred Stock or shares of Common Stock or other securities issued on account of Senior Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Senior Preferred Stock or Series B Preferred Stock or other securities in a name other than that in which the shares of Senior Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD The date of this Certificate of Designations’ adoption is May [    ], 2008.

FOURTH This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH No stockholder action was required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by [NAME], [TITLE] as of this      day of May, 2008

STANDARD PACIFIC CORP.

By:
Title:

EXHIBIT B

Form of Junior Preferred Stock Certificate of Designation

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

SERIES B JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF STANDARD PACIFIC CORP.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Standard Pacific Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on May     , 2008, adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors hereby designates 5,000,000 shares of the preferred stock, par value $.01 per share, of the Corporation as “Series B Preferred Stock” (the “Series B Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Certificate of Designations”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Certificate of Designations with the Delaware Secretary of State:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Series B Junior Participating Convertible Preferred Stock”. The number of shares constituting such series so designated shall be 5,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors.

Section 2. Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank, pari passu to the Series A Junior Participating Cumulative Preferred Stock of the Company (the “Series A Preferred Stock”) and junior to the Senior Convertible Preferred Stock, par value $.01 per share, of the Corporation and all other preferred stock of the Corporation, other than a class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Certificate of Designations, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons. For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b) “Aggregate Share Cap” has the meaning set forth in Section 14(f).

(c) “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(d) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(e) “Board of Directors” shall have the meaning set forth in the preamble hereto.

(f) “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(g) “Certificate of Designations” has the meaning set forth in the preamble hereto.

(h) “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(i) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.

(j) “Common Stock” shall have the meaning set forth in Section 4(b).

(k) “Conversion Price” means for each share of Series B Preferred Stock, $3.05 per share; provided, that such price shall be subject to adjustment as set forth herein.

(l) “Corporation” shall have the meaning set forth in the preamble hereto.

(m) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(n) “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(p) “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(q) “Exchange Property” shall have the meaning set forth in Section 11(a).

(r) “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries or the Investor or any of its Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(s) “Holder” shall mean the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(t) “Investor” means MP CA Homes LLC and its permitted successors and assigns.

(u) “Investor Transfer” shall have the meaning set forth in Section 8(b).

(v) “Mandatory Conversion” shall have the meaning set forth in Section 8(b).

(w) “Mandatory Conversion Date” shall have the meaning set forth in Section 8(b).

(x) “Mandatory Conversion Shares” shall have the meaning set forth in Section 8(b).

(y) “Notice of Conversion” shall have the meaning set forth in Section 9.

(z) “Optional Conversion” shall have the meaning set forth in Section 8(a).

(aa) “Optional Conversion Date” shall have the meaning set forth in Section 9(a)(2).

(bb) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(cc) “Record Date” has the meaning set forth in Section 4(e).

(dd) “Reorganization Event” shall have the meaning set forth in Section 11(a).

(ee) “Series A Preferred Stock” shall have the meaning set forth in Section 2.

(ff) “Series B Preferred Stock” shall have the meaning set forth in the preamble hereof.

(gg) “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to (i) approve the conversion of the Series B Preferred Stock into Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, and (B) amend the Corporation’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series B Preferred Stock into Common Stock.

(hh) “Trading Day” means a day on which the shares of Common Stock:

(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(ii) “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends and Distributions.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and no more.

(b) If the Board of Directors declares and pays a dividend in the form of cash or other assets (other than shares of Common Stock or rights or warrants to subscribe for Common Stock) in respect of any shares of common stock of the Corporation, par value $.01 per share (the “Common Stock”), then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

(c) Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series B Preferred Stock.

(d) Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date (each, a “Record Date”), which, with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.

(e) Dividends payable pursuant to Section 4(b) are non-cumulative. If the Board of Directors does not declare a dividend pursuant to Section 4(b) in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock.

Section 5. Liquidation, Dissolution or Winding Up.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of the Series B Preferred Stock at the time shall be entitled to receive liquidating distributions of the remaining assets of the Corporation as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into shares of Common Stock.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and outstanding shares of Common Stock and Series A Preferred Stock, Holders of the Series B Preferred Stock and holders of shares of Common Stock and Series A Preferred Stock shall share ratably in any distribution of the assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Section 6. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions. The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8. Conversion

(a) Optional Conversion. Subject to the terms and conditions set forth in this Section 8(a), each share of Series B Preferred Stock shall be convertible at any time, at the option of the Holder thereof (each an “Optional Conversion”), into shares of Common Stock as set forth in Section 8(c); provided that any Holder may only convert such number of shares of Series B Preferred Stock into shares of Common Stock such that such Holder (including a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such Holder), does not become a beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that for purposes of this clause, any such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than forty-nine percent (49%) of the total voting power of the Voting Stock after giving effect to such conversion. This clause shall be interpreted consistent with the terms of Section 12(a).

(b) Mandatory Conversion. Effective as of the consummation (each, a “Mandatory Conversion Date”) of any sale, transfer or other disposition of shares of Series B Preferred Stock by the Investor or its Affiliates to any Person (other than the Investor or an Affiliate of the Investor) (each an “Investor Transfer”), such transferred shares of Series B Preferred Stock (“Mandatory Conversion Shares”) shall automatically convert into shares of Common Stock as set forth in Section 8(c) (each, a “Mandatory Conversion”).

(c) Number of Shares Upon Conversion. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing $1,000 by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Each Series B Preferred Stock Holder seeking an Optional Conversion shall provide the Corporation with notice of such conversion and each Holder of Mandatory Conversion Shares shall prior to or promptly upon the consummation of an Investor Transfer provide the Corporation with notice of such conversion (each, a “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Conversion with respect to such Holder shall state, as appropriate:

(1) Whether such conversion is an Optional Conversion or a Mandatory Conversion;

(2) The date on which the optional conversion is to take place (the “Optional Conversion Date”) or the Mandatory Conversion Date, as applicable;

(3) The transferee with respect to Mandatory Conversion Shares;

(4) The number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to an Optional Conversion or Mandatory Conversion; and

(5) The place or places where certificates of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) In the event that some, but not all, of the shares of Series B Preferred Stock held by such Holder, are to be converted pursuant to an Optional Conversion or a Mandatory Conversion, such Holder shall be entitled to select the shares to be surrendered pursuant to this Section 9 such that, after such surrender, Holder no longer holds shares of Series B Preferred Stock as to which the Optional Conversion or Mandatory Conversion shall have occurred. In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within thirty (30) days after delivery of the Optional Conversion Notice or Mandatory Conversion Notice, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8. Effective immediately prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall only represent such number of shares of Common Stock issuable upon conversion thereof and shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holders is otherwise entitled pursuant to Section 8, Section 11 and Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to Holders of the Common Stock of record as of any date prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock. Prior to the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(d) Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the Optional Conversion Date or Mandatory Conversion Date, as applicable, with respect to any share of Series B Preferred Stock as to which the Optional Conversion or Mandatory Conversion shall have occurred, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing such Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(1) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(2) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(3) Issuance of Stock Purchase Rights. If the Corporation issues to all Holders of the shares of Common Stock (and does not make the equivalent issuance to the Holders of Series B Preferred Stock) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to sixty (60) days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0+ Y
OS0 + X

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(4) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders of Series B Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(5) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Optional Conversion Date or the Mandatory Conversion Date, as applicable, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Optional Conversion Date or Mandatory Conversion Date, as applicable, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all Holders of the Common Stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Optional Conversion Date or Mandatory Conversion Date, as applicable, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c) No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(d) The Applicable Conversion Price shall not be adjusted:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued and not substantially amended thereafter;

(4) for a change in the par value or no par value of Common Stock; or

(5) for accrued and unpaid dividends on the Series B Preferred Stock.

(e) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), taking into account the one percent threshold set forth in Section 10(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) taking into account the one percent threshold set forth in Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events.

(a) In the event of:

(1) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(3) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(4) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the Optional Conversion Date.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party as described in Section 11(a), (ii) provides that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8(c) or (iii) provides that (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) The Holders of the Series B Preferred Stock vote together with the Holders of Common Stock on all matters upon which the Holders of Common Stock are entitled to vote. Each share of Series B Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the time of the record date for any such vote, provided, that the votes attributable to such shares with respect to any Holder shall be automatically reduced pro rata amongst Holders included in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) with such Holder, and in making any such pro rata determination, taking into account any other Capital Stock beneficially owned by such Holders, so that no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), except that for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty-nine percent (49%) of the total voting power of the Voting Stock. The voting rights set forth in this Section 12(a) shall be interpreted consistent with the definition of “Change of Control” set forth in the indentures governing the Corporation’s public notes, outstanding on the date hereof, such that a “Change of Control” shall not occur as a result of the voting rights of any Holders of the Series B Preferred Stock (and, for this purpose, taking into account any other Holders included in the same “person” or “group” as such Holder and any other Capital Stock beneficially owned by such Holder, including any other Holders included in the same “person” or “group”). For the avoidance of doubt, such determination of total voting power of the Voting Stock shall include all Capital Stock beneficially owned, and not just the Series B Preferred Stock.

(b) So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(1) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

(2) the consummation of a binding share exchange or reclassification involving the Common Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separable right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series B Preferred Stock shall be convertible into the Exchange Property, or (z) (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding Section 251 of the General Corporation Law of the State of Delaware or any other provision of Delaware law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Optional Conversion Date or Mandatory Conversion Date, as applicable.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) Following the receipt of the Stockholder Approvals, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Common Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(f) Notwithstanding anything in this Certificate of Designations to the contrary, in no event shall each share of the Series B Preferred Stock be convertible into more than 327.86885 shares of Common Stock (subject to any adjustments to the Conversion Price provided in Section 10) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Corporation be required to deliver cash in lieu of any shares of Common Stock otherwise deliverable hereunder in excess of the Aggregate Share Cap.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing Series B Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing Series B Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series B Preferred Stock on or after the Optional Conversion Date or Mandatory Conversion Date, as applicable, other than with respect to shares of Series B Preferred Stock that were not converted. In place of the delivery of a replacement certificate following the Optional Conversion Date or Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to: Standard Pacific Corp., 15326 Alton Parkway, Irvine, CA 92618, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND: This Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD: The date of this Certificate of Designations’ adoption is May [    ], 2008.

FOURTH: This Certificate of Designations was duly adopted by the Board of Directors of the Corporation.

FIFTH: No stockholder action was required.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by [NAME], [TITLE] as of this      day of May, 2008

STANDARD PACIFIC CORP.

By:
Title:

Signature Page to Series B Preferred Certificate of Designations

EXHIBIT C

Form of Warrant

EXHIBIT C

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SHARES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SHARES PURCHASABLE HEREUNDER ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF MAY [    ], 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT

to purchase

[    ]

Shares of

Senior Convertible Preferred Stock

or

Series B Junior Participating Convertible Preferred Stock

dated as of May     , 2008

STANDARD PACIFIC CORP.,

a Delaware Corporation

Issue Date:             , 2008

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Aggregate Share Cap” has the meaning set forth in Section 19(A).

“Acquirer” has the meaning set forth in the definition of Warrant Ride-Through Transaction.

“Acquirer Price” has the meaning set forth in Section 14(B).

“Beneficial Owner” has the correlative meaning to “beneficially own” set forth in Section 1.1 of the Stockholders Agreement.

“Board of Directors” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Common Stock” means the common stock of the Company, par value $.01 per share.

“Common Consideration” has the meaning set forth in Section 14(B).

“Company” has the meaning set forth in the preamble of the Investment Agreement.

“Current Market Price” means, with respect to a particular security, on any given day, the per share price determined as follows: the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (A) the closing sale price for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (B) if such security is so traded, but not so quoted, the average of the closing reported bid and ask prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (C) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the closing bid and ask prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Current Market Price of Subject Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $1,344.26 (which represents $4.10 multiplied by the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock), subject to adjustment as set forth herein.

“Expiration Time” has the meaning set forth in Section 3(A).

“Fundamental Change” means the occurrence of one of the following:

(A) Prior to the Mandatory Conversion Date:

(i)	a “person” or “group” (other than any “person” or “group” including Investor or any of its Affiliates) within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Company representing more than fifty percent (50%) of the voting power of the outstanding Voting Stock;

(ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than any of the Company’s subsidiaries, (or the Investor or any of its Affiliates) in each case pursuant to which the Subject Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that Beneficially Owned, directly or indirectly, Voting Stock immediately prior to such transaction Beneficially Own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or

(iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

(B) After the Mandatory Conversion Date:

(i) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries (or the Investor or any of its Affiliates) in each case other than a Warrant Ride-Through Transaction; or

(ii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

“Governmental Authority” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Investment Agreement” means the Investment Agreement, dated as of May 26, 2008, between the Company and MP CA Homes LLC, including all schedules and exhibits thereto.

“Mandatory Conversion Date” has the meaning set forth in the Certificate of Designations of the Senior Preferred Stock.

“Mandatory Exercise Period” has the meaning set forth Section 3(C).

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice. For the avoidance of doubt, any quarterly cash dividends not to exceed $0.06 per share per quarter (subject to adjustment).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preliminary Fundamental Change” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation by the Board of Directors that stockholders tender in response to a tender or exchange offer, in each case that could reasonably result in a Fundamental Change upon consummation.

“Preliminary Warrant Ride-Through Transaction” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation by the Board of Directors that stockholders tender in response to a tender or exchange offer, in each case that could reasonably result in a Warrant Ride-Through Transaction upon consummation.

“Pro Rata Repurchases” means any purchase of shares of Subject Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) any other offer available to substantially all holders of Subject Stock, whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Company Subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means the Senior Convertible Preferred Stock of the Company, par value $.01 per share.

“Series B Preferred Stock” means the Series B Junior Participating Convertible Preferred Stock of the Company, par value $.01 per share.

“Shares” has the meaning set forth in Section 2.

“Stockholders Agreement” means the Stockholders Agreement, between the Company and MP CA Homes LLC, entered into pursuant to the Investment Agreement.

“Subject Stock” means (i) prior to a Mandatory Conversion Date, Senior Preferred Stock and (ii) on and following a Mandatory Conversion Date, Series B Preferred Stock.

“Subsidiary” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Voting Stock” means securities of any class of Capital Stock of the Company entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

“Warrantholder” has the meaning set forth in Section 2.

“Warrants” means this Warrant, issued pursuant to the Investment Agreement.

“Warrant Ride-Through Transaction” means the occurrence of the consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries (or the Investor or any of its Affiliates), in each case pursuant to which, following the consummation of such transaction, the acquiring person, surviving corporation or the parent of the surviving corporation (as the case may be the “Acquirer”) assumes the Company’s obligations under and agrees to be bound by this Warrant and the common stock of such Acquirer is registered with the SEC and listed on a national securities exchange.

2. Number of Shares; Exercise Price. This certifies that, for value received, MP CA Homes LLC, its Affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, fully paid and nonassessable shares (the “Shares”) of (i) prior to a Mandatory Conversion Date, up to an aggregate of 272,670 shares of Senior Preferred Stock and (ii) on and following a Mandatory Conversion Date, Series B Preferred Stock into which such Senior Preferred Stock was converted, each at a purchase price per share of Subject Stock equal to the Exercise Price. The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term.

(A) Subject to Section 2 and Section 3(B), to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time on any Business Day and during regular business hours from and after 9:00 a.m., New York City time, on the date hereof, but in no event later than 5:00 p.m., New York City time, on the seventh anniversary of the date of initial issuance of the Warrant (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Irvine, California (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(i) by tendering in cash, by certified or cashier’s check or by wire transfer in immediately payable funds to the order of the Company, or

(ii) by having the Company withhold such number of shares of Subject Stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised. For such purposes, the value of the Subject Stock withheld will be calculated based on the Current Market Price of the Subject Stock on the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days after the date of exercise, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) Notwithstanding Section 3(A), the ability to exercise the right to purchase Shares represented by this Warrant shall expire as set forth below:

(i) If the trading price of a share of Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is not then-traded on the New York Stock Exchange, such other exchange upon or over the counter market in which the Common Stock is then-traded) exceeds $7.50 for any twenty (20) days of thirty (30) consecutive trading days, the Company shall send notice thereof to the Warrantholder. The right to purchase twenty five percent (25%) of the Shares originally represented by this Warrant (subject to adjustment as set forth in Section 13 through the date of exercise) shall expire at 5:00 p.m., New York City time, on the last day of the Mandatory Exercise Period specified in Section 3(C);

(ii) If the trading price of a share of Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is not then-traded on the New York Stock Exchange, such other exchange upon or over the counter market in which the Common Stock is then-traded) exceeds $9.00 for any twenty (20) days of thirty (30) consecutive trading days, the Company shall send notice thereof to the Warrantholder. The right to purchase an additional twenty five percent (25%) of the Shares originally represented by this Warrant (subject to adjustment as set forth in Section 13 through the date of exercise) shall expire at 5:00 p.m., New York City time, on the last day of the Mandatory Exercise Period specified in Section 3(C);

(iii) If the trading price of a share of Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is not then-traded on the New York Stock Exchange, such other exchange upon or over the counter market in which the Common Stock is then-traded) exceeds $10.50 for any twenty (20) days of thirty (30) consecutive trading days, the Company shall send notice thereof to the Warrantholder. The right to purchase the remaining fifty percent (50%) of the Shares originally represented by this Warrant (subject to adjustment as set forth in Section 13 through the date of exercise) shall expire at 5:00 p.m., New York City time, on the last day of the Mandatory Exercise Period specified in Section 3(C); and

(iv) For the avoidance of doubt, each of the events in clauses (i), (ii) and (iii) above may occur at the same time.

(C) The “Mandatory Exercise Period” shall mean the later of: (a) the 90th day following the receipt by the Warrantholder of the notice from the Company specified in Sections 13(B)(i), (ii) or (iii), as applicable; (b) if the exercise of the Warrant is prohibited by law, five (5) Business Days after such prohibition has lapsed; or (c) if, prior to the date of the notice from the Company specified in Sections 13(B)(i), (ii) or (iii), as applicable, the Warrantholder has purchased any Capital Stock that would cause the exercise of the Warrant

(whether pursuant to Section 3(A)(ii) or otherwise) to subject the Warrantholder to “short-swing” profit disgorgement pursuant to Section 16(b) of the Exchange Act, five (5) Business Days after the period during which such profit disgorgement would be required, not to exceed six (6) months after the date of such notice.

4. Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the Business Day on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, and notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Subject Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Subject Stock issuable upon exercise of this Warrant. The Company will, if the Subject Stock is listed on a stock exchange, (A) procure, at its sole expense, the listing of the Shares and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Subject Stock is then listed or traded and (B) use commercially reasonable efforts to maintain a listing of such Shares after issuance. Nothing contained herein shall require the Company to list such Subject Stock if it is not then listed on a stock exchange. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange (if any) on which the Shares are listed or traded.

5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to such fractional interest of the Current Market Price of the Subject Stock.

6. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance to the Warrantholder of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment. Subject to compliance with the terms and conditions of the Stockholders Agreement, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Rule 144 Information. The Company covenants that it will use its commercially reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, use all commercially reasonable efforts to make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will use commercially reasonable efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement as to whether it has complied with the requirements of such exemptions.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that no single event shall be subject to adjustment under more than one subsection of this Section 13 so as to result in duplication:

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Subject Stock in shares of Subject Stock or other security of the Company, (ii) subdivide or reclassify the outstanding shares of Subject Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Subject Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Subject Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Subject Stock (i) of shares of any class other than its Subject Stock, (ii) of evidence of indebtedness of the Company or any Company Subsidiary, (iii) of assets (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(A)), or (iv) of rights or warrants, in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by a fraction determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Subject Stock outstanding on such record date multiplied by the Current Market Price on such record date, less (2) the fair market value (as reasonably determined by the Board of Directors) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Subject Stock outstanding on such record date multiplied by the Current Market Price on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(C) Certain Repurchases of Subject Stock. In case the Company effects a Pro Rata Repurchase of Subject Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Subject Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of a share of Subject Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Subject Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Subject Stock so repurchased and (ii) the Current Market Price per share of Subject Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Subject Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(D) Business Combinations. Subject to the Warrantholder’s rights in Section 14 of this Warrant, in case of any Business Combination or reclassification of Subject Stock (other than a reclassification of Subject Stock referred to in Section 13(A), any Shares issued or issuable upon exercise of this Warrant after the date of such Business Combination or reclassification, shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Shares issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant after consummation of such Business Combination, if the holders of Subject Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to receive upon exercise of this Warrant the kind and amount of consideration received by the majority of holders of the Subject Stock that affirmatively made an election in connection with such Business Combination.

(E) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Subject Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Subject Stock, or more.

(F) Timing of Issuance of Additional Subject Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after the record date for an event involving the issuance of additional Subject Stock, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Subject Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Subject Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Subject Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(G) Adjustment for Unspecified Actions. If the Company takes any action affecting the Subject Stock, other than actions described in this Section 13, which in the opinion of the Board of Directors would materially adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board of Directors after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board of Directors to provide for any such adjustment will be evidence that the Board of Directors has determined that it is equitable to make no such adjustments in the circumstances.

(H) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(I) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(H), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(J) No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder hereunder.

(K) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Subject Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(L) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Subject Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Subject Stock.

14. Fundamental Change.

(A) Upon the occurrence of a Preliminary Fundamental Change or Fundamental Change, the Warrantholder may deliver written notice thereof to the Company and, upon occurrence of a Fundamental Change may cause the Company to purchase any Warrant, in whole or in part, acquired hereunder that the Warrantholder then holds, at the higher of (i) the fair market value of the Warrant and (ii) a valuation based on a computation of the option value of the Warrant using Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Exhibit A. Payment by the Company to the Warrantholder of such purchase price shall be due upon the occurrence of the Fundamental Change, subject to the mechanics described in the last paragraph of Exhibit A. At the election of the Company, all or any portion of such purchase price may be paid in cash or shares of Subject Stock valued at the Current Market Price of a share of Subject Stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of such Preliminary Fundamental Change or Fundamental Change (whichever is less), so long as such payment does not cause the Company to fail to comply with applicable New York Stock Exchange requirements or the requirements of any other Governmental Authority. To the extent that a payment in shares of Subject Stock would cause the Company to fail to comply with New York Stock Exchange rules or result in the Warrantholder being in violation of such limitations, once the maximum number of shares of Subject Stock that would not result in the contravention of such rules has been paid, the remainder of such purchase price may be paid, at the option of the Company and provided the issuance of securities would not cause the Warrantholder to be in violation of such limitations, in the form of cash or equity securities of the Company having a fair market value on a fully-distributed basis equal to the value (determined as provided above) of the shares of Subject Stock that would have been issued to the Warrantholder in the absence of the limitation described in this sentence. The Company agrees that it will not take any action resulting in a Preliminary Fundamental Change or Fundamental Change in the absence of definitive documentation providing for such election right of the Warrantholder pursuant to this Section 14.

(B) After the Mandatory Conversion Date, upon the occurrence of a Preliminary Warrant Ride-Through Transaction or Warrant Ride-Through Transaction, the Company may deliver written notice thereof to the Warrantholder and, upon occurrence of a Warrant Ride-Through Transaction, may cause this Warrant to become exercisable (A) for such number of shares of common stock of the Acquirer determined by dividing (i) the number of shares of Common Stock into which the Shares would have been convertible immediately prior to the consummation of such Warrant Ride-Through Transaction multiplied by the cash price to be paid for each share of such Common Stock in the Warrant Ride-Through Transaction (or if any consideration other than cash is to be paid, the fair market value of such consideration as determined by the Board of Directors in good faith) (such cash price plus any other consideration, the “Common Consideration”) by (ii) the average Current Market Price of the Acquirer’s common stock over the ten (10) trading days prior to the first public announcement of such Warrant Ride-Through Transaction (the “Acquirer Price”) and (B) at an Exercise Price of equal to the Exercise Price immediately prior to the consummation of such Warrant Ride-Through Transaction divided by the number of shares of Common Stock then issuable upon conversion of a share of Series B Preferred Stock multiplied by a fraction the numerator of which is the Acquirer Price and the denominator of which is the Common Consideration; provided that if, in any such Warrant Ride-Through Transaction, at least 75% of the Common Stock outstanding immediately prior to the consummation of such Warrant Ride-Through Transaction is converted into common stock of the Acquirer, the terms of this Section 14(B) shall not apply and this Warrant shall continue to be exercisable in accordance with its terms subject to adjustment as set forth in Section 13(D). Prior to the consummation of any Warrant Ride-Through Transaction, the Company shall provide written notice to the Warrantholder setting forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. The Company agrees that it will not take any action resulting in a Preliminary Warrant Ride-Through Transaction or Warrant Ride-Through Transaction in the absence of definitive documentation providing for adjustments to this Warrant and the assumption by the Acquirer of the Company’s obligations under this Warrant pursuant to this Section 14(B).

                (C) Nothwithstanding Section 14(A) or 14(B), if a Mandatory Conversion Date has occurred, then the terms of Section 14 shall expire and no longer be of any force and effect following the earlier of (i) the second anniversary of the Closing of the Rights Offering (as defined in the Investment Agreement), or (ii) March 15, 2011.

15. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of New York and for all purposes shall be construed in accordance with and governed by the laws of New York, without giving effect to conflict of laws principles.

16. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

18. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy number and/or to the attention of such other Person as the Company or the Warrantholder may designate by ten-day advance written notice.

19. Prohibited Actions.

(A) Notwithstanding anything in this Warrant to the contrary, in no event shall the Company be required to deliver upon exercise, exchange, termination, repurchase or other similar events of this Warrant in excess of 1,500,000 Shares (subject to any adjustments to the number of Shares issuable upon exercise of this Warrant provided in Section 13) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Company be required to deliver cash in lieu of any Shares otherwise deliverable hereunder in excess of the Aggregate Share Cap.

(B) The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Subject Stock issuable after such action upon exercise of this Warrant, together with all shares of Subject Stock then outstanding and all shares of Subject Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Subject Stock then authorized by its certificate of incorporation.

20. Entire Agreement. This Warrant and the forms attached hereto, and the Stockholder Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated:

STANDARD PACIFIC CORP.

By:
Name:
Title:

Attest:

By:
Name:
Title:

Address:

Standard Pacific Corp.
15326 Alton Parkway
Irvine, CA 92618
Fax: (949) 789-1608
Attention: General Counsel

Signature Page to Warrant

[Form Of Notice Of Exercise]

Date:

TO:	STANDARD PACIFIC CORP.

RE:	Election to Subscribe for and Purchase Subject Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Subject Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, concurrently herewith is paying the aggregate Exercise Price for such shares of Subject Stock in the manner set forth below. If applicable, a new warrant evidencing the remaining shares of Subject Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred without registration under the Securities Act, an opinion of counsel, that the Company has determined to be satisfactory, is attached hereto opining that such proposed transfer of the Warrant does not require registration under the Securities Act.

Number of Shares of Subject Stock:

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(A)(ii) of the Warrant):

Name and Address of Person to be Issued New Warrant:

Holder:

By:

Name:

Title:

WARRANTHOLDER

By:
Name:
Title:

EXHIBIT A

Black-Scholes Assumptions

For the purpose of this Exhibit A:

“Acquiror” means (A) the third party that has entered into definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer, which could reasonably result in a Fundamental Change upon consummation.

Underlying Security Price:

•    In the event of a merger or acquisition, (A) in the event of an “all cash” deal, the cash per share offered to the Company’s stockholders by the Acquiror; (B) in the event of an “all stock” deal, (1) in the event of a fixed exchange ratio transaction, the product of (i) the average of the Current Market Price of the Acquiror’s Common Stock for the ten (10) trading day period ending on the day preceding the date of the Preliminary Fundamental Change and (ii) the number of Acquiror’s shares being offered for one share of Subject Stock and (2) in the event of a fixed value transaction, the value offered by the Acquiror for one share of Subject Stock; (C) in the event of a transaction contemplating various forms of consideration for each share of Subject Stock, the cash portion, if any, shall be valued as clause (A) above and the stock portion shall be valued as clause (B) above and any other forms of consideration shall be valued by the Board of Directors of the Company in good faith, without applying any discounts to such consideration.

•    In the event of all other Fundamental Change events, the average of the Current Market Price of the Subject Stock for the five trading day period beginning on the date of the Preliminary Fundamental Change.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	The Company’s annualized dividend yield as of the date of the Preliminary Fundamental Change in the event of a Fundamental Change (the “Reference Date”).

Interest Rate:	The applicable U.S. 5-year treasury note risk free rate as of the Reference Date.

Model Type:	Black-Scholes

Exercise Type:	American

Put or Call:	Call

Trade Date:	The Reference Date

Expiration Date:	Expiration Time

Settle Date:	The Reference Date

Exercise Delay:	0

Volatility:	The average daily volatility over the previous twelve months for the Common Stock as listed by Bloomberg L.P., as of the Reference Date

Such valuation of the Warrant based on the Black-Scholes methodology shall not be discounted in any way. If the Warrantholder disputes such Black-Scholes valuation pursuant to this Exhibit A as calculated by the Company, the Company and the Warrantholder will choose a mutually-agreeable firm to compute the valuation of the Warrant using the guidelines above, and such valuation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the Warrantholder.

The Company covenants that it will not close a Fundamental Change transaction or otherwise facilitate the closing of a tender or exchange offer as referenced above until giving the Warrantholder at least five (5) Business Days prior to the consummation of such Fundamental Change to sell or distribute the Subject Stock to be received upon exercise of the Warrant and will use commercially reasonable efforts to cooperate with the Warrantholder to ensure that there is either (i) an effective registration statement available to facilitate the sale of Common Stock (if any) underlying such Subject Stock during such five (5) Business Day period or (ii) an effective opportunity provided in the case of a tender or exchange offer as referenced above to tender such shares in to the offer.

EXHIBIT D

Form of Stockholders Agreement

EXHIBIT D

Dated as of [•], 2008

STANDARD PACIFIC CORP.

and

MP CA HOMES LLC

STOCKHOLDERS AGREEMENT

TABLE OF CONTENTS

1	Definitions	1

2	Corporate Governance	6

3	Standstill Provisions	9

4	Restrictions on Transfers of Capital Stock; Required Repurchases	11

5	Prohibited Acquisitions and Circumstance Permitting Acquisitions	14

6	Legends; Securities Law Compliance	15

7	Registration Rights	16

8	Miscellaneous	28

STOCKHOLDERS AGREEMENT

Stockholders Agreement, dated as of [•], 2008 (this “Agreement”), by and between Standard Pacific Corp., a Delaware corporation (including successors, the “Company”), and MP CA Homes LLC, a Delaware limited liability company (including successors, the “Investor”).

W I T N E S S E T H:

Whereas, the Company and the Investor entered into that certain Investment Agreement, dated as of May 26, 2008 (as amended from time to time, the “Investment Agreement”);

Whereas, upon the First Closing Date (as defined in the Investment Agreement), the Investor will own 381,250 shares of Senior Preferred Stock (as defined in the Investment Agreement) and Warrants (as defined in the Investment Agreement) to acquire 272,670 shares of Senior Preferred Stock;

Whereas, upon consummation of the transactions contemplated by the Second Closing Date (as defined in the Investment Agreement), if any Rights Offering Shares (as defined in the Investment Agreement) remain unpurchased, the Investor shall (depending on whether the Company Stockholder Approval (as defined in the Investment Agreement) has already been obtained), purchase additional shares of Senior Preferred Stock or Junior Preferred Stock (as defined in the Investment Agreement); and

Whereas, the parties believe that it is in the best interests of the Company and its stockholders to set forth their agreements on certain matters.

Now, Therefore, in consideration of the mutual covenants and obligations set forth in this Agreement, and other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1	Definitions

1.1	Definitions of Certain Terms

For purposes of this Agreement, the following terms have the indicated meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement, the directors and officers of the Company or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons. For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

“Acquisition Proposal” means any Business Combination or the acquisition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

“beneficially own” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Agreement such Person or Group shall be deemed to have “beneficial ownership” of all shares that any such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time. The terms “beneficially owned” and “beneficial owner” shall have meanings correlative of the foregoing. For the avoidance of doubt, no shares of Voting Stock held by officers or directors of the Company shall be deemed to be beneficially owned by the Investor or its Affiliates, solely as a result of such officer or director holding such office.

“Board” means the board of directors of the Company.

“Business Combination” means the sale, lease or transfer, in one transaction or a series of related transactions, to any Person or Group, who after such transaction hold more than fifty percent (50%) of the outstanding voting power of Voting Stock, whether directly or indirectly, by means of any stock sale, merger, consolidation, share exchange, recapitalization, reclassification or other business combination transaction.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time-to-time, or similar governing document (or any similar governing document of any successor).

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Company, including the Warrants, any Common Stock or any preferred stock of the Company, but excluding any debt securities convertible into such equity.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time-to-time (or any similar governing document of any successor).

“Change of Control” means (i) the MatlinPatterson Entities collectively no longer beneficially own, directly or indirectly, seventy percent (70%) or more of the voting equity interests of the Investor, or (ii) any Person or Group (other than a MatlinPatterson Entity or its Affiliates) directly or indirectly controls the Investor.

“Common Stock” means the common stock of the Company, par value $.01 per share.

“Company” is defined in the preamble to this Agreement.

“Confidential Information” is defined in Section 4.4.1.

“Demand Registration” is defined in Section 7.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, or any self-regulatory organization.

“Group” has the meaning given such term in Section 13(d)(3) and Rule 13d-3 of the Exchange Act.

“Holdback Period” means, with respect to any registered offering by the Company, (1) ninety (90) days after and during the ten (10) days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the Holder or (2) such shorter period as the Investor, the Company and the underwriter of such offering, if any, shall agree.

“Holder” means any Person holding Registrable Securities.

“Holders’ Counsel” is defined in Section 7.9.2.

“Independent Directors” mean those members of the Board who are not Investor Directors.

“Investor” is defined in the preamble to this Agreement.

“Investor Director” is defined in Section 2.2.2.

“Investor Transaction” means any transaction between the Company or its Subsidiaries on the one hand and the Investor or its Affiliates on the other, in which the Investor or its Affiliates have an interest distinct from that of the other stockholders of the Company.

“Junior Preferred Stock” has the meaning given such term in the Investment Agreement.

“MatlinPatterson Entities” means MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P.

“Non-Management Independent Directors” mean those Independent Directors who are not officers or employees of the Company or any of its Subsidiaries.

“Notice” is defined in Section 9.1.1.

“Permitted Affiliate” means any Person who is an Affiliate of the Investor, provided that if such Person has more than one Affiliate, by virtue of more than one Person directly or indirectly controlling such Person, the primary Person controlling the investment and management decisions of such Person shall be a MatlinPatterson Entity or a Permitted Affiliate of such Persons.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal entity.

“Piggyback Registration” is defined in Section 7.7.1.

“Investment Agreement” is defined in the recitals to this Agreement.

“Registration Request” is defined in Section 7.2.

“Registrable Securities” means (i) any and all shares of Common Stock, including Common Stock issued or issuable pursuant to the conversion, exercise or exchange of other securities, rights, options or warrants, beneficially owned by the Investor, whether owned on the date hereof or acquired hereafter, (ii) any and all shares of Common Stock issued or issuable (directly or indirectly) pursuant to the conversion, exercise or exchange of the Senior Preferred Stock, (iii) the Warrants, (iv) the Senior Preferred Stock, and (v) any and all shares of Common Stock issued or issuable with respect to the securities referred to in clauses (i)—(iii) by way of stock dividend or a stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization; provided that securities shall cease to be Registrable Securities when: (a) a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement, (b) with respect to any Holder the entire amount of the Registrable Securities held by such Holder may be sold in a single sale pursuant to Rule 144, (c) such Registrable Securities have been sold in a sale pursuant to Rule 144, or (d) the Registrable Securities are Transferred to a Person not entitled to the registration rights granted by this Agreement.

“Registration Expenses” is defined in Section 7.9.1.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Repurchase Transaction” is defined in Section 4.3.

“Rights Offering” has the meaning given to such term in the Investment Agreement.

“Rights Plan” means the Amended and Restated Rights Agreement, dated as of July 24, 2003, by and between the Company and Mellon Investor Services LLC.

“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“Senior Preferred Stock” has the meaning given such term in the Investment Agreement.

“Short-Form Registration” is defined in Section 7.1.

“Subsidiary” has the meaning given such term in the Investment Agreement.

“Surviving Company Merger” shall mean any Business Combination (i) where the transaction has been approved by a unanimous vote of the entire Board or (ii) where the holders of Voting Stock prior to such transaction will beneficially own (solely for the purpose of this definition, as determined pursuant to Rule 13d-3 or Rule 13d-5 of the Exchange Act) in the aggregate at least fifty percent (50%) of the total voting power of the surviving company’s voting stock immediately after giving effect to such transaction.

“Transaction” has the meaning given such term in the Investment Agreement.

“Transfer” means any transfer, sale, assignment, donation, option, pledge, lien, hypothecation or other disposition or encumbrance, whether directly or indirectly, by operation of law or otherwise, or any agreement to do any of the foregoing.

“Voting Stock” means securities of any class of Capital Stock of the Company entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board.

“Warrants” means the warrants issued pursuant to Section 2.1(b) of the Investment Agreement.

1.2	Headings; Table of Contents

Headings and table of contents should be ignored in construing this Agreement.

1.3	Singular, Plural, Gender

In this Agreement, unless the context otherwise requires, references to one gender include all genders and references to the singular include the plural and vice versa.

1.4	Interpretation

In this Agreement, unless the context otherwise requires, any reference to “including” or “in particular” shall be illustrative only and without limitation.

2	Corporate Governance

2.1	Size of Board. Upon the First Closing (as defined in the Investment Agreement), the authorized number of directors on the Board shall be eleven (11), subject to increase or decrease by the Board from time-to-time, in accordance with the Charter, the Bylaws and this Agreement, provided that the Board shall use its reasonable best efforts to have an authorized number of directors that is an odd number. Upon the Company Shareholder Approval, the Board shall only have one (1) class.

2.2	Investor Representatives.

2.2.1	Upon the First Closing and until the Company Stockholder Approval, the members of the Board shall elect and appoint three (3) persons designated by the Investor to the Board as Investor Directors.

2.2.2	From and after the Company Stockholder Approval, so long as the Investor, together with its Affiliates, owns total voting power of Voting Stock representing at least ten percent (10%) of the total voting power of Voting Stock (which for this purpose shall not include voting stock that the investor or its Affiliates have the right to acquire), the Investor shall be entitled to designate such number of directors (rounded up to the nearest whole person) to serve on the Board as would be proportionate to the total voting power of Voting Stock beneficially owned by the Investor, together with its Affiliates (each director designated by the Investor, including the directors initially designated pursuant to Section 2.2.1, an “Investor Director”); provided that the Investor Directors shall never exceed one person less than a majority of the directors then-serving on the Board. Upon the Company Stockholder Approval, the members of the Board shall elect and appoint to the Board the additional Investor Directors designated by the Investor and shall do so by filling a vacancy on the Board by either having then-serving members of the Board (other than Investor Directors) resign or by increasing the authorized number of directors on the Board.

2.2.3	The Company shall cause the nomination of each Investor Director (to the extent that such Investor Director would be up for election at such time) in connection with any subsequent proxy statement or information statement pursuant to which the Company intends to solicit stockholders with respect to the election of directors and to have the Board recommend in connection with such subsequent proxy statement or information statement that the stockholders of the Company vote for the election of each Investor Director up for election at such time.

2.2.4	The election and appointment of each Investor Director shall be subject to all legal requirements and the Company’s reasonable governance standards regarding service as a director of the Company and to the reasonable approval of the Nominating and Corporate Governance Committee of the Board. In addition, unless otherwise approved by a majority of the Non-Management Independent Directors, no Investor Director shall be an officer or director of (i) any Person that competes to any significant extent with the business of the Company or its Subsidiaries in the geographic areas in which they operate, (ii) another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States, or (iii) a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million; provided, that, no manager, member, partner, employee, or consultant of or to any of the MatlinPatterson Entities shall be excluded from serving as an Independent Director solely due to the fact that such manager, member, partner, employee, or consultant is Affiliated or associated with the MatlinPatterson Entities.

2.2.5	If prior to the end of the term of any member of the Board that is an Investor Director, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled by the Investor with another Investor Director, and the Investor shall have the right to replace any Investor Director, at any time, with or without cause.

2.2.6	From and after the Company Stockholder Approval, upon the Investor and its Affiliates ceasing to beneficially own the percentage of the total voting power of Voting Stock required to entitle the Investor to designate, pursuant to Section 2.2.2, the number of Investor Directors then so designated, the Company may request that the requisite number of Investor Directors then-serving on the Board resign as directors, and the Investor shall cause such Investor Directors to resign immediately from the Board, so that the number of Investor Directors shall equal the number that the Investor is then entitled to designate under Section 2.2.2. A majority of the Independent Directors shall have the right to fill any vacancy resulting therefor.

2.3	Committees and Subsidiary Boards.

2.3.1

Each committee of the Board (other than the Audit Committee or any committee of Independent Directors formed to consider any Investor Transaction) shall contain at least one (1) Investor Director and such additional number as may be agreed by the Independent Directors and the Investor. Notwithstanding the foregoing, any executive or similar committee of the Board shall contain such numbers of the Investor Directors so that the number of Investor Directors on such committee shall be as nearly as possible proportional to the total number of Investor Directors on the Board; provided that the Investor Directors shall never exceed one person less than a majority of the directors then-serving on such committee.

2.3.2	The board of each Subsidiary (and committees thereof, if any) of the Company shall contain up to one (1) Investor Director.

2.4	Independent Directors. The Investor shall use its reasonable best efforts to take and cause to be taken all necessary action to elect to the Board the Independent Directors nominated by the Nominating and Governance Committee; provided that the Investor and its Affiliates shall vote any Voting Stock beneficially owned by the Investor and its Affiliates, in favor of or withhold authority for such nominees in the same proportion as all of the stockholders of the Company (other than the Investor and its Affiliates) vote their shares of Voting Stock at any special or annual meeting of stockholders of the Company or in connection with any other vote relating to the election of directors.

2.5	Quorum. The quorum required for the transaction of business by the Board shall include at least one (1) Investor Director, so long as at least one (1) Investor Director is serving on the Board, provided, however, that a meeting of the Board shall not require the presence of an Investor Director to constitute a quorum for such meeting in the event that each of the Investor Directors shall have failed to attend a duly called Board meeting relating to the same subject matter and such meeting is adjourned and each of the Investor Directors shall have failed to attend the duly adjourned Board meeting, which is at least two (2) Business Days thereafter and the Independent Directors have received notice of such adjournment as would be required for a separately called meeting.

2.6	Amendments. Neither the Charter nor the Bylaws shall be amended in a manner inconsistent with the terms of this Agreement without the consent of the Investor.

2.7

Corporate Opportunities. It is understood and accepted by the parties that the Investor Directors and the Investor, and their respective Affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees, may have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that, subject to applicable law and the provisions of Section 2.2.4, nothing in this Agreement shall limit the respective current or future business activities of the Investor Directors and the Investor, or any of their respective Affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees, whether or not such activities are competitive with those of the Company and its Subsidiaries; provided, however, that the Investor Directors and the Investor shall remain subject to the obligations concerning Confidential Information set forth in this Agreement. Each of the parties acknowledges that corporate and investment opportunities may from time to time come to the attention of the Investor Directors and the Investor, and their respective Affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees. Subject to the continued compliance by the Investor Directors and the Investor, and their Affiliates, with the obligations concerning Confidential Information set forth in this Agreement, the Company on its own behalf and on behalf of each of its Subsidiaries renounces such opportunities, provided that such opportunities came to the attention of such Persons other than as a result of their position with the Company or that of their Affiliates with the Company, and acknowledges (i) that the Company and its Subsidiaries have no interest in any of such activities of the Investor Directors or the Investor, or those of their respective Affiliates, or those of their respective officers, directors, managers, stockholders, members, partners or employees, (ii) that the Investor Directors and the Investor, and their respective Affiliates, and their respective officers, directors, managers, stockholders, members, partners or employees, are not obligated to present such opportunities to the Company or its Subsidiaries and (iii) that the Investor Director and the Investor, and their respective Affiliates, and their respective, officers, directors, managers, stockholders, members, partners or employees, may invest in and, except for Investor Directors, may serve on boards of directors or similar governing bodies of Persons competing with Company or its Subsidiaries or Persons that have a material economic relationship with the Company or its Subsidiaries. Nothing in this Agreement, express or implied, shall relieve any officer or director of the Company or any of its Subsidiaries, including the Investor Directors, of any fiduciary duty or other duties or obligations they may have to the Company’s and/or such Subsidiaries’ stockholders.

2.8	Preapproval. Except as expressly permitted hereunder, notwithstanding anything to the contrary herein, any proposed Investor Transaction, other than the Transactions, must be pre-approved by a majority of the Non-Management Independent Directors.

3	Standstill Provisions

The Investor shall not, and shall cause its Affiliates to not, whether acting alone or in concert with others:

3.1	make, initiate, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent with respect to any Voting Stock in any way that is inconsistent with the provisions of this Agreement or with the recommendations of the Board with respect to such matter, except as approved by the Independent Directors;

3.2	become or induce or attempt to induce any Person to become a “participant” in any “election contest” (as such terms are defined or used in Regulation 14A promulgated under the Exchange Act) in opposition to a Board slate of the Company nominated by the Board;

3.3	call, or in any way participate in a call for, any special meeting of stockholders of the Company;

3.4	request, or take any action to obtain or retain any list of holders of any securities of the Company;

3.5	initiate or propose the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate or propose any shareholder proposal with respect to the Company;

3.6	except in accordance with Section 2, seek election to or seek to place a representative on the Board or except in connection with the termination of an executive employment contract seek the removal of any member of the Board;

3.7	(i) solicit, seek to effect, encourage, negotiate with or provide non-public information to any other Person with respect to, (ii) make any statement or proposal, whether written or oral, to the Board or any director or officer of the Company with respect to or (iii) otherwise make any public announcement or proposal whatsoever with respect to, any form of Business Combination (with any Person), involving the Company, or any extraordinary dividend or liquidation of the Company, or the acquisition of a substantial portion of the equity securities or assets of the Company or any Subsidiary of the Company; provided, however, that the foregoing shall not (x) apply to any discussion between or among the Investor and the Company or any of their respective Affiliates, officers, employees agents or representatives or (y) in the case of clause (ii) above, be interpreted to limit the ability of the Investor, or any Investor Director to make any such statement or proposal or to discuss any such proposal with any officer or director of or advisor of the Company or advisor to the Board unless, in either case, it would reasonably be expected to require the Company to make a public announcement regarding such discussion, statement or proposal;

3.8	form, join or in any way participate in or encourage the formation of a Group with respect to any Voting Stock, other than a Group consisting solely of the Investor, the Company and their Affiliates; except in connection with an Acquisition Proposal in accordance with Section 5, provided, that, neither the Investor nor its Affiliates shall in any case form, join or participate in or encourage the formation of any Group of which the members, together with all of such members’ respective Affiliates, will, together with the Investor and its Affiliates, beneficially own at least fifty percent (50%) or more of the total Voting Stock;

3.9

enter into a short position with respect to Capital Stock or grant any option to purchase or acquire any right to dispose of for value of any shares of Capital Stock or any securities convertible into or exercisable or exchangeable for, or warrants to purchase, any shares of Capital Stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of the Capital Stock;

3.10	except in compliance with Section 4.2.1, deposit any Voting Stock into a voting trust or subject any such Voting Stock to any arrangement or agreement with respect to the voting thereof, other than any such trust, arrangement or agreement (i) the only parties to, or beneficiaries of, which are the Investor, the Company or their Affiliates and (ii) the terms of which do not require or permit any party thereto to act in a manner inconsistent with this Agreement;

3.11	publicly disclose any intention, plan or arrangement inconsistent with the terms of this Agreement, or make any such disclosure privately if it would reasonably be expected to require the Company to make a public announcement regarding such intention, plan or arrangement;

3.12	except in connection with a transaction in compliance with Section 5.1 or Section 5.2, make any filing public with any Governmental Authority, including the SEC, or make any other public statement that the Investor or its Affiliates, individually or together, own more than 49% of the voting power of the Voting Stock, or that is otherwise inconsistent with this Agreement;

3.13	except as specifically permitted by this Agreement (including through action of the Investor Directors in their capacity as members of the Board, or, except as otherwise specifically required by this Agreement, voting shares of Voting Stock, in the sole discretion of the Investor), otherwise act to control or influence the Company or its management, Board, policies or affairs; or

3.14	request the Board to waive any of the obligations of the Investor set forth in the foregoing.

4	Restrictions on Transfers of Capital Stock; Required Repurchases

4.1	Prior to the earlier of (i) the second anniversary of the closing of the Rights Offering, or (ii) March 15, 2011, the Investor shall not, and shall cause its Affiliates to not, Transfer, directly or indirectly, any Capital Stock, except for a Transfer to any Permitted Affiliate which expressly agrees in writing with the Company to be bound by this Agreement, and if such Permitted Affiliate shall thereafter no longer be a Permitted Affiliate of the Investor, then such Affiliate shall Transfer such Capital Stock that was the subject of such Transfer back to the Investor or a then Permitted Affiliate of the Investor; provided, that the Investor shall not be prohibited from “net exercising” the Warrants in accordance with its terms, and in connection with such exercise, if such exercise is a mandatory conversion under the terms of the Warrant, the Investor may transfer an amount of Capital Stock received upon exercise to any Person, who is not a Permitted Affiliate of the Investor, in a cash sale in an amount equal to any taxes that the Investor may incur upon exercise of the Warrants, so long as such Transfer otherwise complies with Section 4.2.

4.2	From and after the earlier of (i) the second anniversary of the closing of the Rights Offering or (ii) March 15, 2011, the Investor shall not, and shall cause its Affiliates to not, Transfer, directly or indirectly, any Capital Stock, except for a Transfer that complies with any of the following subsections:

4.2.1	to any Permitted Affiliate;

4.2.2	to any Person such that, after such Transfer, such Person, together with its Affiliates, will not beneficially own voting power of Voting Stock constituting fifteen percent (15%) or more of the total voting power of Voting Stock;

4.2.3	in a bona fide pledge of such Capital Stock to a financial institution to secure borrowings as permitted by applicable laws, rules and regulations;

4.2.4	to underwriters in connection with an underwritten public offering of such Capital Stock on a firm commitment basis registered under the Securities Act pursuant to which the sale of such Capital Stock will be in a manner to effect a broad distribution;

4.2.5	to the Company or one of its wholly-owned Subsidiaries; or

4.2.6	to any Person in connection with an Acquisition Proposal consummated with any Person, who (i) is not an Affiliate of the Investor and which Acquisition Proposal is approved by a majority of the Board, or (ii) a Surviving Company Merger, in which the Investor and its Affiliates and the other non-affiliated public company shareholders all hold the same relative proportion of interests in the surviving company as they did in the Company prior to the Surviving Company Merger.

4.3	Mechanics of Transfer Following any Transfer of Capital Stock permitted under this Agreement, the holder of such Capital Stock shall promptly provide the Company a notice with respect to the proposed Transfer in the form attached hereto as Exhibit A. Any Affiliate of Investor at the time of any Transfer which at any time thereafter is no longer an Affiliate of Investor shall also notify the Company accordingly by giving the Company such notice.

4.4

Repurchase Transaction If (i) the Company intends to repurchase, redeem or otherwise acquire any shares of its Capital Stock (a “Repurchase Transaction”); (ii) at such time, the Investor, together with its Affiliates, is the beneficial owner of forty nine percent (49%) or less of the total voting power of the Voting Stock; and (iii) in giving effect to such Repurchase Transaction, the Investor would be the beneficial owner, together with its Affiliates, of more than forty nine percent (49%) of the total voting power of the Voting Stock, then immediately prior to the consummation of such Repurchase Transaction, the Company shall repurchase such number of shares of Capital Stock beneficially owned by the Investor (or any Affiliate designated by Investor) at the same price per share (on an as-converted to Common Stock basis) to be paid to the other stockholders in such Repurchase Transaction, so that the Investor, together with its Affiliates, would be the beneficial owner of forty nine percent (49%) or less of the total voting power of the Voting Stock immediately following the consummation of such Repurchase Transaction.

4.5	Confidential Information

4.5.1	The Investor covenants and agrees that it shall keep all confidential information relating to the Company that it receives in its capacity as either a stockholder of the Company or in connection with its rights under this Agreement, and information received from the Investor Directors (such information, “Confidential Information”) confidential, not use such information in any manner that is adverse to the interests of the Company or its Subsidiaries, and not disclose such information to any third party without the written consent of the Company unless the Confidential Information is:

(i)	already in the possession of the Investor or its Affiliates as at the date of this Agreement, other than pursuant to a confidentiality agreement with the Company;

(ii)	already in possession of the public or becomes available to the public other than through any act or omission of the Investor or its Affiliates in violation of this Agreement;

(iii)	required to be disclosed under any applicable law or by any governmental order, decree, regulation or rule or is requested by any Governmental Authority having jurisdiction over the Investor or its Affiliates or in connection with any legal proceedings, subject to compliance with the provisions of Section 4.5.2; or

(iv)	acquired independently from a third party that represented that it has the right to disseminate such information at the time it is acquired by the Investor or its Affiliates without restriction.

4.5.2

In the event that the Investor is requested or required (by deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) pursuant to law, regulation or a listing agreement with a securities exchange to disclose any of the Confidential Information, it shall provide the Company with prompt written notice of any such request or requirement so that the Company may, if time permits, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Investor is nonetheless legally compelled to disclose Confidential Information to any tribunal or securities exchange or else stand liable for contempt or suffer other censure or penalty, the Investor may, without liability hereunder, disclose to such tribunal or securities exchange only that portion of the Confidential Information that it reasonably believes is legally required to be disclosed; provided that the Investor exercises its reasonable efforts to preserve the confidentiality of such Confidential Information.

4.5.3	The Investor and the Investor Directors may disclose the Confidential Information without the Company’s prior written consent to the Investor and its Affiliates and to any of Investor’s or its Affiliates’ employees, officers and directors (or persons performing a similar function), professional consultants or agents, subject to confidentiality undertakings by such Persons receiving the Confidential Information, and who need to know such information for a purpose reasonably related to the Investor or Investor Director’s interest as a stockholder or director of the Company, as applicable. In any event, the Investor or the Investor Director, as applicable, shall be responsible for any breach of this Agreement by such Persons to which it discloses Confidential Information.

4.5.4	Notwithstanding anything herein to the contrary, but subject to Section 4.5.5, the Investor or its Affiliates may disclose, with reasonable advance notice to the Company, any Confidential Information to a potential purchaser of Capital Stock beneficially owned by the Investor or its Affiliates if such potential purchaser executes a confidentiality agreement with such selling stockholder in a form reasonably satisfactory to the Company (which among other things shall provide third party beneficiary rights in favor of the Company to enforce the terms thereof),

4.5.5	Notwithstanding anything herein to the contrary, under no circumstances shall the Investor or its Affiliates disclose any Confidential Information to any competitors of the Company or its Subsidiaries or any affiliates of such competitors.

4.6	Amendments to Certain Documents The Company shall not, without the prior consent of the Investor, amend or modify (i) its Rights Plan to lower the threshold upon which the rights thereunder are separated or distributed, to beneficial ownership of less than fifteen percent (15%) of the Voting Stock, or (ii) its Certificate of Incorporation to become subject to “interested stockholder” or “business combination” provisions at a threshold of beneficial ownership of less than fifteen percent (15%) of the Voting Stock.

5	Prohibited Acquisitions and Circumstance Permitting Acquisitions

The Investor shall not, and shall cause its Affiliates to not, acquire, or agree or offer to purchase or otherwise acquire, in a transaction or group of related transactions, any

Capital Stock of the Company such that the Investor, together with its Affiliates, after giving effect to such transaction or transactions, would beneficially own (i) one share more than the shares of Capital Stock purchased by Investor in the Transactions, or (ii) fifty percent (50%) or more of the total voting power of the Voting Stock (in each case taking into account any adjustments for stock splits, stock dividends or other similar events relating to any of the Company’s Capital Stock), except pursuant to one of the following:

5.1	an Acquisition Proposal by the Investor or its Affiliates that is approved by at least a majority of the Non-Management Independent Directors; or

5.2	an Acquisition Proposal that is a merger or consolidation that is approved by (i) the Board of Directors, including at least one Non-Management Independent Director, and (ii) at a special or annual meeting of stockholders, by the affirmative vote of at least a majority of the voting power of Voting Stock not beneficially owned by the Investor or its Affiliates.

Notwithstanding the foregoing, each action taken or proposed to be taken hereunder must be in compliance with this Agreement, including the provisions of Section 3.

6	Legends; Securities Law Compliance

6.1	Each certificate representing Capital Stock that is restricted stock as defined in Rule 144 shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (i) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND (ii) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.”

6.2	Each certificate representing Capital Stock that is subject to this Agreement shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, VOTING AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF [•], 2008 COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

6.3

Certificates representing Capital Stock shall bear any other legends required by applicable state law. When any Capital Stock has been registered under the Securities Act, and such Capital Stock has been sold pursuant to such registration or pursuant to Rule 144 under the Securities Act or is eligible to be sold pursuant to such Rule without volume limitations or other restrictions, the holder of such Capital Stock shall be entitled to exchange the certificate representing such Capital Stock for a certificate not bearing the legend required by Section 6.1. If any Capital Stock ceases to be subject to this Agreement, the holder of such Capital Stock shall be entitled to exchange the certificate representing such Capital Stock for a certificate not bearing the legend required by Section 6.2. The Investor agrees that, in addition to complying with the restrictions on Transfer set forth elsewhere in this Agreement, the Investor and its Affiliates will not directly or indirectly Transfer any Capital Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Capital Stock) in violation of the Securities Act, applicable state securities or “blue sky” laws or any rules or regulations thereunder.

7	Registration Rights

7.1	Shelf Registration

If requested by the Investor prior to the second anniversary of the closing of the Rights Offering, but subject to the Transfer restrictions set forth in Section 4.2, the Company will use its commercially reasonable efforts to qualify for registration on and to file, a registration statement on Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registration Statement”), and such Short-Form Registration Statement will be a “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, of the Registrable Securities pursuant to Rule 415 from and after the second anniversary of the closing of the Rights Offering. In no event shall the Company be obligated to effect any shelf other than pursuant to a Short-Form Registration Statement. Upon filing a Short-Form Registration Statement, the Company will, if applicable, use its commercially reasonable efforts to (i) cause such Short-Form Registration Statement to be declared effective, and (ii) keep such Short-Form Registration Statement effective with the SEC at all times. Any Short-Form Registration Statement shall be re-filed upon its expiration, and the Company shall cooperate in any shelf take-down by amending or supplementing the prospectus statement related to such Short-Form Registration Statement as may be reasonably requested by a Holder or as otherwise required, until the Holders who would require such registration to effect a sale of the Registrable Securities no longer hold the Registrable Securities so registered; provided that no Holder may be permitted to sell under such “shelf” registration statement during such times as the trading window is not open for Company senior management in accordance with the Company’s policies. The Company will pay all Registration Expenses incurred in connection with any Short-Form Registration Statement. The Company shall use its commercially reasonable efforts to take such actions as are under its control to become a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)).

7.2	Demand Registration

At any time following the second anniversary of the closing of the Rights Offering, but subject to the Transfer restrictions set forth in Section 4.2, if (i) the Company has been requested and has not filed, and caused to be effective and maintained the effectiveness of a “shelf” registration statement pursuant to Section 7.1 or (ii) if the Holders intend that the Registrable Securities covered by the Registration Request shall be distributed by means of an underwritten offering, the Investor may request in writing that the Company effect the registration of all or any part of the Registrable Securities held by the Holders on whose behalf the Investor has made the request (a “Registration Request”). Promptly after its receipt of any Registration Request but no later than ten (10) days after receipt of such Registration Request, the Company will give written notice of such request to the other Holders, and will use its commercially reasonable efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request or by the other Holders by written notice to the Company given within fifteen (15) Business Days after the date the Company has given such notice of the Registration Request; provided that, with respect to an underwritten offering, the Company will not be required to effect a registration pursuant to this Section 7.2 unless the value of Registrable Securities included in the Registration Request is at least $50 million or $10 million in the case of a Short-Form Registration. Any registration requested by the Investor pursuant to this Section 7.2 is referred to in this Agreement as a “Demand Registration.”

7.3	Limitations on Demand Registrations

The Investor will be entitled to initiate no more than three (3) Demand Registrations, and the Company will not be obligated to effect more than one Demand Registration in any six month period. No request for registration will count for the purposes of the limitations in this Section 7.3 if (i) the Registration Statement relating to such request is not declared effective within 180 days of the date such Registration Statement is first filed with the SEC (other than solely by reason of the participating Holders having refused to proceed or provide any required information for inclusion therein) and the Investor withdraws the Registration Request prior to such Registration Statement being declared effective, (ii) prior to the sale of at least ninety percent (90%) of the Registrable Securities included in the applicable registration relating to such request, such Registration Statement is adversely affected by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Investor’s reasonable satisfaction within thirty (30) days of the date of such order, or (iii) the conditions to closing specified in the underwriting agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by the Investor or other Holders). Notwithstanding the foregoing, the Company will pay all Registration Expenses in connection with any request for registration pursuant to Section 7.2 regardless of whether or not such request counts toward the limitation set forth above.

7.4	Restrictions on Demand Registrations

If the filing, initial effectiveness or continued use of a Registration Statement would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement, and (iii) would in the good faith judgment of the Board (A) reasonably be expected to adversely affect the Company or its business if made at such time, or (B) reasonably be excepted to interfere with the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (C) otherwise require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, then the Company may upon giving prompt written notice of such determination of the Board to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants, provided that the Company shall not be required to disclose the nature of the delay or other confidential information) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement; provided, that the Company shall not be permitted to do so (x) for more than sixty (60) days for a given occurrence of such a circumstance or (y) more than two (2) times during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Investor will be entitled to withdraw such request and, if such request is promptly withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 7.3. The Company will pay all Registration Expenses incurred in connection with any such aborted registration or prospectus.

7.5	Selection of Underwriters

If the Investor intends that the Registrable Securities covered by the Registration Request shall be distributed by means of an underwritten offering, the Investor will so advise the Company as a part of the Registration Request, and the Company will include such information in the notice sent by the Company to the Holders with respect to such Registration Request. In such event, the lead underwriter to administer the offering will be chosen by the Company in such offering, subject to the prior written consent of the Investor, not to be unreasonably withheld or delayed. If the offering is underwritten, the right of any Holder to registration pursuant to this Section 7 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting, and each such Holder will (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Holder disapproves of the terms of the underwriting, such Holder may promptly elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Investors.

7.6	Priority on Demand Registrations

7.6.1	The Company will not include in any Demand Registration by means of an underwritten offering pursuant to this Section 7 any securities that are not Registrable Securities, without the prior written consent of the Investor. If the managing underwriters advise the Company that in their reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of any Holder on whose behalf the Investor has submitted a Registration Request, (ii) second, Registrable Securities of any other Holder who has delivered written requests for registration pursuant to Section 7.2, pro rata on the basis of the aggregate number of Registrable Securities owned by each such Person, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement

7.6.2	Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 7 if the Company, within ten (10) days of the receipt of the request of the Investor, gives notice of its bona fide intention to effect the filing of a registration statement or prospectus supplement to a shelf registration statement with the SEC within forty five (45) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees, or any other registration which is not appropriate for the registration of Registrable Securities).

7.7	Piggyback Registrations

7.7.1

Whenever the Company proposes to register any of its Common Stock in connection with a public offering of such securities solely for cash, other than a registration pursuant to Section 7.2 or on Form S-4 or Form S-8 (or successor form), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Holders of its intention to effect such a registration (but in no event less than ten (10) days prior to the anticipated filing date) and, subject to Section 7.7.4, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the date of the Company’s notice (a “Piggyback Registration”). Any such Holder that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving prompt written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 7.7.1 prior to the effectiveness of such registration, whether or not the Holders have elected to include Registrable Securities in such registration.

7.7.2	If the registration referred to in Section 7.7.1 is proposed to be underwritten, the Company will so advise the Holders as a part of the written notice given pursuant to Section 7.7.1. In such event, the right of the Holders to registration pursuant to this Section 7.7 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other Persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating Holder disapproves of the terms of the underwriting, such Person may promptly elect to withdraw therefrom by written notice to the Company and the managing underwriter.

7.7.3	If a Piggyback Registration relates to an underwritten offering, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) Registrable Securities of the Holders who have requested registration of Registrable Securities pursuant to Sections 7.7.1, pro rata on the basis of the aggregate number of such securities or shares owned by each such Holder, and (iii) third, any other securities of the Company that have been requested to be so included.

7.8	Registration Procedures

Subject to Section 7.4, whenever the Holders have requested that any Registrable Securities be registered pursuant to Section 7.2 or Section 7.3 of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such commercially Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall use its commercially reasonable efforts to as expeditiously as possible:

7.8.1	prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with the National Association of Securities Dealers and the Financial Industry Regulatory Authority and thereafter use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable and to remain effective as provided herein; provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, at the Company’s expense, furnish or otherwise make available to the Holders’ Counsel copies of all such documents proposed to be filed and such other documents reasonably requested by such counsel, which documents will be subject to review and reasonable comment of such counsel at the Company’s expense, including any comment letter from the SEC with respect to such filing or the documents incorporated by reference therein, and if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s financial books and records, officers, accountants and other advisors;

7.8.2	prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (A) not less than (i) six (6) months, (ii) if such Registration Statement relates to an underwritten offering, such longer period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (iii) continuously in the case of shelf registration statements and any shelf registration statement shall be re-filed upon its expiration (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (B) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

7.8.3

furnish to each participating Holder, and each managing underwriter, if any, such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the

Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such Holder or such managing underwriter may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Holder, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other Governmental Authority relating to such offer;

7.8.4	register or qualify (or exempt from registration or qualification) such Registrable Securities, and keep such registration or qualification (or exemption therefrom) effective, under such other securities or blue sky laws of such United States jurisdictions as any participating Holder reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

7.8.5	notify each participating Holder, the Holders’ Counsel and the managing underwriter(s), if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents and, as soon as reasonably practicable (but subject to the delay provisions of Section 7.4), prepare and furnish to such Holder a reasonable number of copies of a supplement or amendment to such prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of any prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement therein, in light of the circumstances in which they were made, not misleading;

7.8.6

notify each participating Holder, the Holders’ Counsel and the managing underwriter(s), if any, (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration

Statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes, (iv) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 7.8.11 below cease to be true and correct in any material respect, and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

7.8.7	upon the occurrence of an event contemplated in Section 7.8.5 or in Section 7.8.6(ii), 7.8.6(iii), 7.8.6(iv) or 7.8.6(v) (but subject to the delay provisions of Section 7.4), prepare a supplement or amendment to the Registration Statement or supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that such prospectus as thereafter delivered to the participating Holders will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

7.8.8	cause all such Registrable Securities, other than the Warrants, to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, or use its commercially reasonable efforts to cause all such Registrable Securities, other than the Warrants, to be listed on the New York Stock Exchange or the NASDAQ stock market, as determined by the Company;

7.8.9	provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

7.8.10	enter into such customary agreements (including underwriting agreements and, subject to Section 7.12, lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the participating Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, making members of management and executives of the Company available to participate in “road show,” similar sales events and other marketing activities; provided that the Company shall not be required to make members of management and executives of the Company so available for more than five consecutive days or more than 10 days in any 365 day period);

7.8.11	in connection with any underwritten offering, make such representations and warranties to the participating Holders and the managing underwriter(s), if any, with respect to the business of the Company and the Company Subsidiaries, and the Registration Statement, prospectus, and documents incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the issuer in underwritten offerings, and, if true, make customary confirmations of the same if and when requested;

7.8.12	if requested by any participating Holder, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holder or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

7.8.13	in the case of certificated Registrable Securities, cooperate with the participating Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder that that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters, if any, may request at least two business days prior to any sale of Registrable Securities;

7.8.14	make available for inspection by any participating Holders and the Holders’ Counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter, to the extent reasonably requested and solely for conducting customary due diligence, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing;

7.8.15	otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange;

7.8.16	timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

7.8.17	in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use every commercially reasonable effort to promptly obtain the withdrawal of such order;

7.8.18	obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants (and if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;

7.8.19	provide legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

7.8.20	obtain any required regulatory approval necessary for the Holders to sell its Registrable Securities in an offering.

7.8.21	As a condition to registering Registrable Securities, the Company may require each Holder as to which any registration is being effected to furnish the Company with such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

7.9	Registration Expenses

7.9.1

Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, expenses incurred in connection with any road show, and fees and disbursements of counsel for the Company and all independent certified public accountants and other persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are required to be listed hereunder. The Holders of the securities so registered shall pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and any other Registration Expenses required by law to be paid by a selling holder pro rata on the basis of the amount of proceeds from the sale of their shares so registered.

7.9.2	In connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the Holders participating in such registration for the reasonable fees and disbursements of one counsel (“Holders’ Counsel”).

7.10	Participation in Underwritten Registrations

7.10.1	No Holder may participate in any registration hereunder that is underwritten unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in the underwriting arrangements in customary form entered into pursuant to this Agreement (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided, that no such Holder will be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, provided, that such Holder shall not be required to make any representations or warranties other than those related to title and ownership of shares and as to the accuracy and completeness of statements made in a Registration Statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company or the managing underwriter(s) by such Holder, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate with such reasonable requests, will not constitute a breach by the Company of this Agreement). Notwithstanding the foregoing, the liability of any Holder participating in such an underwritten registration shall be limited to an amount equal to the amount of gross proceeds attributable to the sale of such Person’s Registrable Securities.

7.10.2	Each Holder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7.4, 7.8.5 and 7.8.6, such Holder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Holder receives copies of a supplemented or amended prospectus as contemplated by such Section 7.8.5, 7.8.6 and 7.8.7. In the event the Company gives any such notice, the applicable time period mentioned in Section 7.8.2 during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 7.10.2 to and including the date when each Holder of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 7.8.5, 7.8.6 and 7.8.7.

7.11	Rule 144

The Company will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of a Holder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

7.12	Holdback

In consideration for the Company agreeing to its obligations under this Agreement, each Investor (and any transferee) agrees in connection with any registration of the Company’s securities (whether or not such Person is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or Transfer any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period; provided, that nothing herein will prevent any such Holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 7.12. With respect to such underwritten offering of Registrable Securities covered by a registration pursuant to Section 7.2 or 7.3, the Company further agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period with respect to such underwritten offering, if required by the managing underwriter.

8	Miscellaneous

8.1	Notices

8.1.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English;

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognized courier company.

8.1.2	Notices to the Company shall be sent to at the following address, or such other person or address as the Company may notify to the Investor from time to time:

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Tel: 949.789.1600

Fax: 949.789.1608

Attention: Clay A. Halvorsen

with a copy to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, California 92612

Tel: 949.451.3800

Fax: 949.451.4220

Attention: Michelle Hodges

8.1.3	Notices to the Investor shall be sent to at the following address, or such other person or address as the Investor may notify to the Company from time to time:

MatlinPatterson Global Advisers LLC

520 Madison Avenue

35th Floor

New York, New York 10022-4213

Phone: 212.655.9500

Fax: 212.651.4011

Attention: David Matlin

with a copy to:

Bracewell & Giuliani LLP

1177 Avenue of the Americas

New York, NY 10036

Tel: 212.508.6100

Fax: 212.508.6101

Attention: Mark Palmer and Robb Tretter

8.1.4	Notices shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; and

(ii)	at the expiration of two hours after completion of the transmission, if sent by facsimile, provided that if a Notice would become effective under the above provisions after 5.30 p.m. on any Business Day, then it shall be deemed instead to become effective at 9.30 a.m. on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

Subject to the foregoing provisions of this Section 8.1, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand, registered post or courier to the relevant address pursuant to the above provisions or that the facsimile transmission report (call back verification) states that the communication was properly sent.

8.2	Termination

This Agreement shall be effective as of the date hereof and shall terminate with respect to all provisions (other than Section 8), unless otherwise provided herein, on the date on which the Investor and it Affiliates cease to beneficially own, in the aggregate, at least ten percent (10%) of the voting power of Voting Stock. The provisions of Section 7 shall terminate earlier, if on or before such date, there ceases to be any Registrable Shares outstanding. The rights, but not the obligations, of the Investor and all other Holders under this Agreement shall terminate upon the occurrence of a direct or indirect Change of Control of the Investor.

8.3	Governing Law

This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws rules that would require or permit the application of the laws of another jurisdiction.

8.4	Submission to Jurisdiction

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING, SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT, AND THAT SUCH JURISDICTION OF SUCH COURTS WITH RESPECT THERETO SHALL BE EXCLUSIVE, EXCEPT SOLELY TO THE EXTENT THAT ALL SUCH COURTS SHALL LAWFULLY DECLINE TO EXERCISE SUCH JURISDICTION. EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR IN RESPECT OF ANY SUCH TRANSACTION, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION. EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES IN CONNECTION WITH, AND OVER THE SUBJECT MATTER OF, ANY SUCH DISPUTE AND AGREES, [TO THE MAXIMUM EXTENT PERMITTED BY LAW, THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

8.5	Waiver of Jury Trial

EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SUCH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such holding shall not affect the validity or enforceability of the remainder of this Agreement in such jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction, and such provision shall be revised or modified to the minimum degree necessary to render it valid and enforceable.

8.7	Remedies

The Company and the Investor agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement (other than under Section 7) by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

8.8	Entire Agreement

This Agreement, together with the Investment Agreement, constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein and supersede all prior agreements, understandings or representations, written or oral, and all contemporaneous oral agreements, understandings or representations, in each case among the parties with respect to such matters.

8.9	Amendment and Waiver

No amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against the Company, the Investor or any Holder unless such amendment, alteration, modification or waiver is approved in writing by the Company and the Investor. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. The Company shall give notice of any amendment or termination hereof to the Holders, other than the Investor, of which it is aware, provided, that such amendment or termination shall be binding on such Holders whether or not such notice is provided or received.

8.10	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Neither party shall assign any or all of its rights or obligations under this Agreement without the consent of the other party; provided that the registration rights set forth in Section 7 may be assigned (together with all related obligations), without the consent of the Company, to any permitted direct or indirect transferee of the Investor who after such Transfer shall own total voting power of Voting Stock representing at least ten percent (10%) of the total voting power of Voting Stock, some or all of which shall be Registrable Securities, and who agrees in writing (in a form reasonably satisfactory to the Company) to be subject to and bound by all the terms and conditions of Section 7 and this Section 8. The rights or benefits of successors and permitted assigns of Investor under this Agreement are subject to Investor, together with its Affiliates, owning total voting power of Voting Stock representing at least ten percent (10%) of the total voting power of Voting Stock.

8.11	No Third-Party Beneficiaries

Except as set forth in Section 8.10, nothing in this Agreement is intended to or shall confer any rights or benefits upon any person other than the parties hereto.

8.12	Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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In Witness Whereof, the parties have executed this Agreement as of the date first above written.

STANDARD PACIFIC CORP.

By:
Name:
Title:

MP CA HOMES LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]